QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Aegerion Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 29, 2016

Dear Stockholder:

        We are pleased to invite you to attend our 2016 Annual Meeting of Stockholders, or the Annual Meeting. The Annual Meeting will be held on Tuesday, June 28, 2016, at 9:00 a.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199.

        Enclosed are the following:

  •
  Our Notice of Annual Meeting of Stockholders, or the Notice, and proxy statement for 2016;

  •
  Our 2015 Annual Report; and

  •
  A proxy card with a return envelope to record your vote.

        The Notice lists the matters to be considered at the Annual Meeting, and the proxy statement describes the matters listed in the Notice.

        If you are a stockholder of record as of May 3, 2016, you will receive a printed copy of the proxy materials by mail, and you may mark, date, sign, and mail the proxy card in the envelope provided, or vote over the Internet or by telephone. You will find voting instructions in the proxy statement and on the proxy card.

        If you hold shares as of May 3, 2016 that are not registered in your own name, but rather are registered in the name of a bank, broker or other institution, you will receive a Notice Regarding Internet Availability of Proxy Materials with instructions that you must follow for your shares to be voted.

        Your vote at the Annual Meeting is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you vote as soon as possible by proxy so that your shares are represented at the Annual Meeting. We appreciate your participation and your interest in Aegerion.

Sincerely,

Mary T. Szela Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        The 2016 Annual Meeting of Stockholders of Aegerion Pharmaceuticals, Inc., or the Annual Meeting, will be held on Tuesday, June 28, 2016, at 9:00 a.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, for the following purposes:

  1.
  To elect three Class III directors as nominated by our Board of Directors, each to serve a three-year term expiring at the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        These items of business are more fully described in the proxy statement accompanying this notice.

        The record date for the Annual Meeting is May 3, 2016. Only stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

        We are mailing printed copies of our proxy materials, including our 2015 Annual Report, to stockholders of record. For stockholders who hold shares in street name through a bank, broker or other institution as of the record date, we will provide access to these materials via the Internet at www.proxyvote.com. Accordingly, on or about May 6, 2016, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials to all stockholders who held shares in street name as of the record date notifying them that, among other things, they can access our proxy materials and request to receive a printed set of proxy materials at www.proxyvote.com.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

BY ORDER OF THE BOARD OF DIRECTORS
Benjamin J. Harshbarger Acting General Counsel and Secretary Aegerion Pharmaceuticals, Inc.

Dated: April 29, 2016

AEGERION PHARMACEUTICALS, INC.
One Main Street
Suite 800
Cambridge, Massachusetts 02142
www.aegerion.com

PROXY STATEMENT—2016 ANNUAL MEETING OF STOCKHOLDERS

        This proxy statement contains information about the 2016 Annual Meeting of Stockholders, or the Annual Meeting, of Aegerion Pharmaceuticals, Inc., a Delaware corporation, including any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on Tuesday, June 28, 2016, at 9:00 a.m., local time, the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. In this proxy statement, we sometimes refer to Aegerion Pharmaceuticals, Inc. as "Aegerion," the "Company," "we," "us," or "our."

        This proxy statement contains important information for you to consider when deciding how to vote on the matters for which we are soliciting proxies. Please read it carefully.

Who Can Vote?

        Only stockholders of record at the close of business on May 3, 2016, the record date, are entitled to vote at the Annual Meeting. On April 28, 2016, 29,501,132 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name

        If, on the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are a stockholder of record, and you can vote your shares at the Annual Meeting by one of the methods described below in the section entitled "How Do I Vote and When is the Deadline for Voting?"

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and you may vote your shares at the Annual Meeting by one of the methods described below in the section entitled "How Do I Vote and When is the Deadline for Voting?"

How Will I Receive Proxy Materials?

Stockholders of Record

        On or about May 6, 2016, we will mail proxy materials to your address on the records of Computershare Limited.

Hold Shares in Street Name

        On or about May 6, 2016, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders who held shares in street name. We have posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). You may choose to access our proxy materials on the website referenced in the Notice or may request to receive a printed set of our proxy materials by either writing to our Investor Relations Department, Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142, or e-mailing Investor Relations at investorrelations@aegerion.com.

What Proposals Will Be Presented at the Annual Meeting and What Are the Voting Recommendations of the Board of Directors?

        The proposals that will be presented at the Annual Meeting and our Board of Directors' voting recommendations are set forth in the table below:

Proposal		Board of Directors' Voting Recommendation
(1)	Elect three Class III directors, as nominated by our Board of Directors, each to serve a three-year term expiring at the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.	For each nominee
(2)	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.	For ratification

        We will also consider any other business that properly comes before the Annual Meeting. We are not currently aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, one of the persons named in the enclosed proxy card will vote the shares in their discretion.

How Do I Vote and When is the Deadline for Voting?

        Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting.

Stockholder of Record

        If your shares are registered directly in your name, you may vote:

  •
  By mail.  Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Your proxy card must be received on or before June 27, 2016, to be counted.

  •
  In person at the Annual Meeting.  If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

  •
  By telephone.  You may vote over the telephone by calling toll-free (800) 690-6903 in the U.S. and follow the recorded instructions. Please have your proxy card available when you call. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 27, 2015, to be counted.

  •
  Over the Internet.  You may vote via the Internet by going to http://www.proxyvote.com and following the on-screen instructions. Please have your proxy card available when you access the webpage. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 27, 2016, to be counted.

Hold Shares in Street Name

        If you hold shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The stockholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to stockholders owning shares through most banks and brokers. Additionally, if you would like to vote in person at the Annual Meeting, contact the broker or other nominee who holds your shares to obtain a broker's proxy card, and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy card from your broker.

How Many Votes Do I Have?

        Each share of common stock that you own as of the record date entitles you to one vote on each matter to be voted on at the Annual Meeting.

What If I Return a Proxy Card But Do Not Make Specific Choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the matters as recommended by our Board of Directors.

Will My Shares Be Voted if I Do Not Return My Proxy Card or Vote by the Deadline?

        If you are a stockholder of record, your shares will not be voted if you do not vote using one of the methods described in the section above entitled "How Do I Vote and When is the Deadline for Voting?" in advance of the deadline.

        If your shares are held in street name, and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under "How Do I Vote and When is the Deadline for Voting?," the bank, broker or other nominee may exercise discretionary authority to vote on routine proposals, but may not vote on non-routine proposals. If your bank, broker or nominee votes on a routine proposal, the shares that cannot be voted on non-routine matters by the bank, broker or nominee that holds your shares are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting.

        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2) is considered routine under applicable rules. The election of directors (Proposal No. 1) is considered non-routine under applicable rules.

        We encourage you to provide voting instructions to the bank, broker or other nominee that holds your shares. This ensures your shares will be voted at the Annual Meeting in the manner you desire.

May I Revoke My Proxy?

        If you give a proxy, you may revoke your proxy at any time before the Annual Meeting in any one of the following ways:

  •
  signing a new proxy card, and submitting it as instructed above in advance of the deadline;

  •
  notifying the Company's Secretary in writing before the Annual Meeting that you have revoked your proxy; or

  •
  attending the Annual Meeting in person and voting in person if you are a stockholder of record (attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it).

What If I Receive More Than One Proxy Card?

        You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under "How Do I Vote and When is the Deadline for Voting?" for each account to ensure that all of your shares are voted.

What Vote is Required to Approve Each Proposal?

        Proposal No. 1—the election of directors—requires an affirmative vote of a plurality of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal.

        Proposal No. 2—the ratification of the appointment of our independent registered public accounting firm—requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal. This vote is non-binding. However, if stockholders fail to ratify the selection of Ernst & Young LLP, the Audit Committee of our Board of Directors, or Audit Committee, will reconsider whether or not to retain the firm for 2016. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during 2016 if it determines that such a change would be in the best interests of the Company and its stockholders.

What is a Quorum and How are Votes Counted?

        We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date are represented at the meeting either in person or by proxy. Your shares will be counted towards the quorum only if a valid proxy or vote is submitted with respect to such shares. Shares represented by abstentions and broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting.

        Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Withhold" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will have no effect on Proposal No. 1 (the election of directors), but will have the effect of a vote against Proposal No. 2 (the ratification of our independent registered public accounting firm). Broker non-votes will not be counted towards the vote total for any proposal.

Who Will Pay the Costs of Soliciting these Proxies, and How Are They Being Solicited?

        Proxies are being solicited by the Company. We will pay all of the costs of soliciting the proxies described in this proxy statement. Our directors and employees may solicit proxies on our behalf in person or by telephone, fax or electronic transmission. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals, and to obtain authority to execute proxies, and reimburse them for their expenses. We also may utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts.

        If you choose to access the proxy materials and/or vote on the Internet or telephonically, you are responsible for access charges you may incur.

How Can I Find Out the Results of the Voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission ("SEC") within four business days after the Annual Meeting.

Attending the Annual Meeting

        The Annual Meeting will be held on Tuesday, June 28, 2016 at 9:00 a.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. When you

arrive at the Annual Meeting location, signs will direct you to the appropriate meeting room. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction provided to you by your bank, broker or other nominee, or other similar evidence of ownership. You are not required to attend the Annual Meeting in order to vote.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2016 (unless otherwise noted) with respect to:

  •
  each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock as of such date, based on currently available Schedules 13G and 13D filed with the Securities and Exchange Commission, or SEC, as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

  •
  each of our named executive officers and directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or other securities that are immediately exercisable or exercisable within 60 days after April 15, 2016, although these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Inclusion of shares of common stock included in the following table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner for any other purposes. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock, and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage of ownership is based on 29,501,319 shares of common stock outstanding on April 15, 2016.

        Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142.

	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders:
Scopia Capital Management LP(1)	5,703,587	19.3%
FMR LLC(2)	4,281,264	14.5%
Broadfin Capital LLC(3)	4,010,291	13.6%
BlackRock, Inc.(4)	2,512,675	8.5%
Sarissa Capital Management(5)	2,355,000	8.0%
The Vanguard Group(6)	1,974,744	6.7%
Athyrium Capital Management, LP(7)	1,649,084	5.6%
Integrated Core Strategies (US) LLC(8)	1,646,278	5.6%
Putnam Investments, LLC(9)	1,588,215	5.4%
Armistice Capital, LLC(10)	1,502,000	5.1%
Named Executive Officers and Directors:
David Aubuchon(11)	13,333	*
Marc Beer(12)	458,200	1.6%
Martha Carter(13)	260,833	*
Mark Fitzpatrick(14)	9,400	*
Gregory Perry(15)	50,000	*
Mark Sumeray(16)	180,865	*
Mary Weger(17)	185,854	*
Sol J. Barer, Ph.D.(18)	92,371	*
Antonio M. Gotto, Jr., M.D., Ph.D.(19)	66,708	*
Jorge Plutzky, M.D.(20)	10,394	*
David I. Scheer(21)	573,904	1.9%
Sandford D. Smith(22)	88,384	*
Donald K. Stern	—	—
Mary Szela	—	—
Paul G. Thomas(23)	93,065	*
Anne VanLent(24)	23,712	*
All current executive officers and directors as a group (13 persons)(25)	1,362,034	4.6%

*
Less than 1% of our outstanding common stock.

(1)
The amount shown and the following information are derived from the Schedule 13G/A filed on February 16, 2016 by Scopia Capital Management LP, Scopia Management, Inc., Scopia PX International Master Fund LP, Scopia PX LLC, Scopia Capital GP LLC, Matthew Sirovich and Jeremy Mindich, collectively, Scopia, reporting beneficial ownership as of December 31, 2015. Of the 5,703,587 shares of common stock beneficially owned, Scopia Capital Management LP, Scopia Management, Inc., Mr. Mindich and Mr. Sirovich each report shared voting and shared dispositive power as to 5,703,587 shares. Scopia PX International Master Fund LP reports shared voting and shared dispositive power as to 2,026,003 shares. Scopia PX LLC reports shared voting and shared dispositive power as to 1,539,160 shares. Scopia Capital GP LLC reports shared voting and shared dispositive power as to 5,563,773 shares. The address for Scopia is 152 West 57th Street, 33rd Floor, New York, New York 10019.

(2)
The amount shown and the following information are derived from the Schedule 13G/A filed on February 12, 2016 by FMR LLC and affiliated entities and individuals, or FMR, reporting beneficial ownership as of December 31, 2015. Of the 4,281,264 shares of common stock beneficially owned, FMR reports sole voting power as to 357 shares and sole dispositive power as to 4,281,264 shares. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(3)
The amount shown and the following information are derived from the Schedule 13G/A filed on November 13, 2015 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler, reporting beneficial ownership as of November 10, 2015. Of the 4,010,291 shares of common stock beneficially owned, Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Mr. Kotler each report shared voting and shared dispositive power as to 4,010,291 shares. The address for each of Broadfin Capital, LLC and Mr. Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022. The address for Broadfin Healthcare Master Fund, Ltd. is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.

(4)
The amount shown and the following information are derived from the Schedule 13G/A filed on February 10, 2016 by BlackRock Inc. and its wholly-owned subsidiaries, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC, collectively, BlackRock, reporting beneficial ownership as of December 31, 2015. Of the 2,512,675 shares of common stock beneficially owned, BlackRock reports sole voting power as to 2,449,537 shares and sole dispositive power as to 2,512,675 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.

(5)
The amount shown and the following information are derived from the Schedule 13D/A filed on September 29, 2015 by Sarissa Capital Management LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Domestic Fund LP and Alexander J. Denner, reporting beneficial ownership as of September 28, 2015. Of the 2,355,000 shares of common stock beneficially owned, Sarissa Capital Management LP and Mr. Denner each reports shared voting and dispositive power as to 2,355,000 shares. Sarissa Capital Offshore Master Fund LP reports sole voting and dispositive power as to 911,908 shares. Sarissa Capital Domestic Fund LP reports sole voting and dispositive power as to 1,443,092 shares. The address for Sarissa Capital Management LP, Sarissa Capital Domestic Fund LP and Mr. Denner is c/o Sarissa Capital Management LP, 660 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830. The address for Sarissa Capital Offshore Master Fund LP is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(6)
The amount shown and the following information are derived from the Schedule 13G/A filed on February 10, 2016 by The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., collectively, Vanguard, reporting beneficial ownership as of December 31, 2015. Of the 1,974,744 shares of common stock beneficially owned, Vanguard reports sole voting power as to 57,108 shares, sole dispositive power as to 1,920,336 shares and shared dispositive power as to 54,408 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
The amount shown and the following information are derived from the Schedule 13G filed on March 18, 2016 by Athyrium Opportunities Acquisition II LP, Athyrium Opportunities Associates II GP LLC, Athyrium Capital Management, LP, Athyrium Capital Holdings, LLC, collectively, the Athyrium entities, and Jeffrey A. Ferrell, reporting beneficial ownership as of February 26, 2016. Of the 1,649,084 shares of common stock beneficially owned, the Athyrium entities and Mr. Ferrell each report shared voting and shared dispositive power as to 1,649,084 shares. The address for each of the Athyrium entities and Mr. Ferrell is 530 Fifth Avenue, New York, New York 10036.

(8)
The amount shown and the following information are derived from the Schedule 13G/A filed on January 5, 2016 by Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd., Integrated Assets, Ltd., Millennium International Management LP, Millennium International Management GP LLC, Millennium Management LLC, collectively, the Millennium entities, and Israel A. Englander, reporting beneficial ownership as of January 4, 2016. The Millennium entities report shared voting and shared dispositive power as to the 1,646,278 shares of common stock beneficially owned. Of the 1,646,278 shares of common stock beneficially owned, Integrated Core Strategies (US) LLC beneficially owned 1,392,697 shares (consisting of 1,331,981 shares of common stock and 60,716 shares of common stock issuable upon conversion of a convertible note), Integrated Assets, Ltd. beneficially owned 253,581 shares of common stock and ICS Opportunities, Ltd. no longer beneficially owned shares of common stock. Millennium International Management LP is the investment manager to Integrated Assets, Ltd. and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Millennium International Management GP LLC is the general partner of Millennium International Management LP and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Millennium Management LLC is the general partner of the managing member of Integrated Core Strategies (US) LLC and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC. Millennium Management LLC is also the general partner of the 100% shareholder of Integrated Assets, Ltd. and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Israel A. Englander is the managing member of Millennium International Management GP and Millennium Management LLC. Consequently, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC and Integrated Assets, Ltd. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the Millennium entities and Mr. Englander is deemed to be a beneficial owner of such securities; however, each of the Millennium entities and Mr. Englander disclaims that it or he is, in fact, the beneficial owner of such securities. The address for the Millennium entities and Mr. Englander is 666 Fifth Avenue, New York, New York 10103.

(9)
The amount shown and the following information are derived from the Schedule 13G/A filed on January 11, 2016 by Putnam Investments, LLC. d/b/a Putnam Investments and its wholly-owned investment advisers, Putnam Investment Management, LLC, or PIM, and The Putnam Advisory Company, LLC, or PAC, collectively, Putnam, reporting beneficial ownership as of December 31, 2015. Of the 1,588,215 shares of common stock beneficially owned, Putnam Investments reports no voting power and sole dispositive power as to 1,588,215 shares. PIM reports no voting power and sole dispositive power as to 1,550,206 shares. PAC reports no voting power and sole dispositive power as to 38,009 shares. The address for Putnam is One Post Office Square, Boston, Massachusetts 02109.

(10)
The amount shown and the following information are derived from the Schedule 13G filed on March 7, 2016 by Armistice Capital, LLC, Armistice Capital Master Fund, Ltd. and Steven Boyd, reporting beneficial ownership as of February 26, 2016. Of the 1,502,000 shares of common stock beneficially owned, Armistice Capital, LLC, Armistice Capital Master Fund, Ltd. and Mr. Boyd each report shared voting and dispositive power as to 1,502,000 shares. The address for each of Armistice Capital, LLC and Mr. Boyd is 510 Madison Avenue, 22nd Floor, New York, New York 10022. The address for Armistice Capital Master Fund, Ltd. is c/o dms Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands.

(11)
Mr. Aubuchon served as our interim Chief Financial Officer from June 2015 to July 2015. Consists of 13,333 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(12)
Mr. Beer served as our Chief Executive Officer until July 2015. The amount shown and the following information are based on information provided by Mr. Beer. Consists of 458,000 shares of common stock held directly and 200 shares of common stock owned by Mr. Beer's son.

(13)
Consists of 1,500 shares of common stock held directly and 256,000 shares of common stock subject to options exercisable and 3,333 shares of common stock subject to restricted stock units vesting within 60 days of April 15, 2016.

(14)
Mr. Fitzpatrick served as our Chief Financial Officer until June 2015. The amount shown and the following information are based on information provided by Mr. Fitzpatrick. Consists of 9,400 shares of common stock owned directly.

(15)
Consists of 50,000 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(16)
Dr. Sumeray served as our Chief Medical Officer until January 2016. Represents shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(17)
Ms. Weger served as our Chief Performance Officer until January 2016. Consists of 3,038 shares of common stock owned directly and 182,771 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(18)
Consists of 29,890 shares of common stock owned directly and 62,481 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(19)
Consists of 13,916 shares of common stock owned directly and 52,792 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(20)
Consists of 10,394 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(21)
Consists of 10,000 shares held directly, 521,350 shares of common stock held by Scheer Investment Holdings VII LLC and 42,554 shares of common stock subject to options exercisable within 60 days of April 15, 2016. Mr. Scheer is the managing member of Scheer Investment Holdings VII LLC. Mr. Scheer has sole power to vote all shares. Mr. Scheer disclaims beneficial ownership except to the extent of his proportionate pecuniary interest in the funds. The address for Scheer Investment Holdings VII LLC is 555 Long Wharf Drive, 11th Floor, New Haven, CT 06511.

(22)
Mr. Smith is Chairman of our Board and served as interim Chief Executive Officer from July 2015 to January 2016. Consists of 1,445 shares of common stock owned directly, and 84,716 shares of common stock subject to options exercisable and 2,223 shares of common stock subject to restricted stock units vesting within 60 days of April 15, 2016.

(23)
Consists of 36,978 shares of common stock owned directly and 56,087 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(24)
Consists of 4,000 shares of common stock owned directly and 19,712 shares of common stock subject to options exercisable within 60 days of April 15, 2016.

(25)
Includes, in addition to the holdings of our directors and those named executive officers who are current officers of the Company, 69,920 shares of common stock subject to options exercisable and 868 shares of common stock subject to restricted stock units exercisable within 60 days of April 15, 2016 held by Benjamin Harshbarger, our Acting General Counsel; and 31,875 shares of common stock subject to options exercisable within 60 days of April 15, 2016 held by Roger Louis, our Global Chief Compliance Officer.

 BOARD OF DIRECTORS

        The authorized size of our Board of Directors is nine and we currently have nine directors in place. Our Board of Directors is divided into three classes with members of each class serving for staggered three-year terms, as follows:

  •
  Mr. Scheer, Ms. Szela and Mr. Stern serve as Class III directors, and their current terms expire at the Annual Meeting. Mr. Scheer, Ms. Szela and Mr. Stern have each been nominated for re-election at the Annual Meeting. If re-elected at the Annual Meeting, their new terms will expire at our 2019 Annual Meeting of Stockholders.

  •
  Dr. Barer, Dr. Gotto and Dr. Plutzky serve as Class I directors, and their current terms will expire at our 2017 Annual Meeting of Stockholders.

  •
  Mr. Smith, Mr. Thomas and Ms. VanLent serve as Class II directors and their current terms will expire at our 2018 Annual Meeting of Stockholders.

        Our by-laws provide that any vacancies in our Board of Directors and newly created directorships may be filled only by our Board of Directors, and that the authorized number of directors may be changed only by our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. These provisions of our by-laws and the classification of our Board of Directors may have the effect of delaying or preventing changes in the control or management of the Company.

        Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, or the Nominating Committee, voted to nominate Mr. Scheer, Ms. Szela and Mr. Stern for re-election as Class III directors at the Annual Meeting, for a term of three years, to serve until the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or their earlier resignation or removal. Our Board of Directors has determined that Mr. Scheer, Ms. Szela and Mr. Stern each possess the requisite skills, personal integrity, business judgment, industry experience and willingness to devote the time and effort necessary to serve as an effective member of our Board of Directors. A description of the background of each nominee, along with other specific experiences, qualifications, attributes or skills that contributed to the Board of Directors' decision to nominate the nominees, is set forth below, followed immediately by similar disclosure for our existing directors whose terms of office extend beyond the Annual Meeting.

Nominees for Election at the Annual Meeting

Name	Age	Director Class/Year of Term Expiration	Director Since	Position
David I. Scheer	63	Class III / 2016	2005	Director
Donald K. Stern	70	Class III / 2016	2015	Director
Mary Szela	52	Class III / 2016	2016	Chief Executive Officer and Director

        David I. Scheer served as Chairman of our Board of Directors from the Company's formation in February 2005 until January 2016, when he stepped down as Chairman. Since 1981, Mr. Scheer has served as President of Scheer & Company, Inc. (a company that provides venture capital, corporate strategic and transactional advisory services in the life sciences industry). Mr. Scheer serves as the Chairman of the Board of Directors of Achillion Pharmaceuticals, Inc. (a biopharmaceutical company focused on the treatment of hepatitis C virus infection and certain inflammatory diseases) and as Chairman of the Board of Directors of several privately held biotechnology companies. Additionally, Mr. Scheer serves as a member of the Board of Directors of Connecticut United for Research

Excellence (CURE), an educational and business advocacy network, and on the Executive Board of the Center for Biomedical Interventional Technologies (CBIT) at Yale University. He has been a co-organizer and/or Chair of a series of life science conferences involving public and global health in collaboration with Yale, and has been a speaker at the annual conferences involving orphan drug innovation for the National Organization for Rare Disorders. He serves as a member of a working group with the Division of Bioethics at New York University's Langone Medical Center focusing on Expanded Access and Compassionate Use policy. Mr. Scheer has been invited to be a guest lecturer and/or panelist for courses at the Wharton School of the University of Pennsylvania, the Yale School of Management, and the University of New Haven, and has been an Executive-in-Residence at the Carey Business School at Johns Hopkins University. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Unfinished Agenda in Infectious Diseases, both of which are initiatives associated with the Harvard School of Public Health. Mr. Scheer holds an A.B. degree from Harvard College and an M.S. degree in cell, molecular and development biology from Yale University. Our Board of Directors believes that Mr. Scheer's qualifications to sit on our Board of Directors include his extensive experience in the launch, growth and corporate governance of life science companies.

        Donald K. Stern has served as a member of our Board of Directors since September 2015. Since 2013, Mr. Stern has been Managing Director of Corporate Monitoring & Consulting Services at Affiliated Monitors, a consulting firm providing independent integrity monitoring services across a wide range of regulated industries and professions. Since 2013, he has also been Of Counsel to Yurko, Salvesen & Remz, P.C., a boutique business litigation law firm. From 2008 to 2013, Mr. Stern was a partner and then Senior Counsel at the law firm of Cooley LLP. Mr. Stern was United States Attorney for the District of Massachusetts from 1993 to 2001. He was also the chair of the U.S. Attorney General's Advisory Committee from 1996 to 1998. Mr. Stern served as the chief legal counsel to Governor Michael S. Dukakis from 1987 to 1990. He also spent seven years (1975-1982) as an assistant attorney general in the Massachusetts Attorney General's office, where he held several positions, including Chief of the Government Bureau. Previously, Mr. Stern was a partner at Bingham McCutchen and Hale & Dorr (now WilmerHale), where his law practice focused on internal investigations, white collar defense and business litigation. He has extensive experience representing companies and individuals in complex civil, criminal and regulatory matters with clients across the spectrum of industries, including health care, pharmaceutical, and financial services. Mr. Stern was an Advisor to President Barack Obama's Justice Department Transition Team. He currently co-chairs the American Bar Association/DOJ White Collar Liaison Committee, and is a former President of the National Association of Former U.S. Attorneys. He also served as a liaison to the American Bar Association Task Force on Corporate Monitors. Mr. Stern has been on the faculty of Boston College Law School and Harvard Law School. He received his LL.M. from the University of Pennsylvania, his J.D. from Georgetown University Law Center, and his B.A. from Hobart College. He also received an honorary LL.D. from the New England School of Law. Our Board of Directors believes that Mr. Stern's qualifications to sit on our Board of Directors include his extensive experience as an adviser to public and private companies in a spectrum of industries, including the pharmaceutical industry, in corporate and government regulatory compliance and legal matters.

        Mary Szela has served as our Chief Executive Officer and as a member of our Board of Directors since January 2016. Prior to this, Ms. Szela was appointed Chairperson of the board of directors of Melinta Therapeutics, Inc. in January 2013 and served as its Chief Executive Officer from 2013 to 2015. From 2010 to 2012, Ms. Szela was Senior Vice President of Global Strategic Marketing and Services at Abbott Laboratories Pharmaceutical Products Group and also served as its Senior Vice President of U.S. Pharmaceuticals from 2008 to 2009. Prior to this role, Ms. Szela served more than two decades in senior leadership roles at Abbott Laboratories. Ms. Szela is also a member of the board of directors of Novo Nordisk A/S and Coherus Biosciences, Inc. Ms. Szela earned a B.S. in nursing and Master of Business Administration from the University of Illinois. Our Board of Directors believes that

Ms. Szela's qualifications to sit on our Board of Directors include her extensive leadership experience as well as valuable expertise building global billion-dollar brands and advancing pipeline products in the biotechnology and pharmaceutical industries.

Directors Whose Terms Do Not Expire This Year

Name	Age	Director Class / Year of Term Expiration	Director Since	Position
Sol J. Barer, Ph.D.	69	Class I / 2017	2011	Director
Antonio M. Gotto, Jr., M.D., Ph.D	80	Class I / 2017	2006	Director
Jorge Plutzky, M.D.	57	Class I / 2017	2015	Director
Sandford D. Smith	69	Class II / 2018	2012	Chairman
Paul Thomas	60	Class II / 2018	2011	Director
Anne VanLent	68	Class II / 2018	2013	Director

        Sol J. Barer, Ph.D. has served as a member of our Board of Directors since May 2011. Dr. Barer is currently the Managing Partner of SJBarer Consulting LLC. He previously served in various positions at Celgene Corporation (a biopharmaceutical company focused on the treatment of cancer and inflammatory diseases), including Chairman and Chief Executive Officer from May 2006 until June 2010, Executive Chairman from June 2010 until December 2010 and Non-Executive Chairman from January 2011 until June 2011. Prior to that, he held several other positions within Celgene, including President and Chief Operating Officer. Dr. Barer joined the Celanese Research Company in 1974 and formed the biotechnology group that was subsequently spun out to form Celgene. Dr. Barer currently serves on the Boards of Directors of Amicus Therapeutics (a public biopharmaceutical company focused on the development of novel small molecule drugs for the treatment of genetic diseases), InspireMD, Inc. (a public medical device company focused on the development and commercialization of stent system technology), Medgenics (a public gene therapy company), Teva Pharmaceuticals (a public pharmaceutical company focused on the production of generic medicines, innovative treatments for disorders of the central nervous system, and respiratory products), Edge Therapeutics (a public clinical-stage biotechnology company focused on the development of novel, hospital-based therapies in the management of acute, life-threatening neurological conditions), ContraFect Corporation (a public biotechnology company focused on the treatment of life-threatening infectious diseases), and Centrexion Therapeutics (a private biotechnology company focused on developing new therapies for moderate to severe chronic pain). Dr. Barer holds a B.S. degree from Brooklyn College and a Ph.D. degree in Organic Chemistry from Rutgers University. Our Board of Directors believes that Dr. Barer's qualifications to sit on our Board of Directors include his significant scientific and executive leadership experience in the pharmaceutical industry.

        Antonio M. Gotto, Jr., M.D., D.Phil., has served as a member of our Board of Directors since January 2006. Dr. Gotto currently serves as Dean Emeritus and on the Board of Overseers of the Joan and Sanford I. Weill Medical College of Cornell University. He is also Vice President and Medical Provost Emeritus of Cornell University. From January 1997 to December 2011, Dr. Gotto served as the Stephen and Suzanne Weiss Dean of the Joan and Sanford I. Weill Medical College of Cornell University and Provost for Medical Affairs of Cornell University. Previously, Dr. Gotto served as J.S. Abercrombie Chair of Atherosclerosis and Lipoprotein Research and Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital. Dr. Gotto currently serves as a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Gotto is also a past president of the International Atherosclerosis Society and a past president of the American Heart Association. Dr. Gotto currently serves on the Board of Directors of Esperion Therapeutics (a public biopharmaceutical company focused on the development and commercialization of LDL-C lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers). Dr. Gotto holds a B.A. degree from Vanderbilt University, a D.Phil. degree in Biochemistry from Oxford University in England, where he was a Rhodes Scholar, and an M.D. degree from Vanderbilt University School of Medicine. He completed his residency training at Massachusetts General Hospital in Boston, Massachusetts. Our Board of Directors believes that Dr. Gotto's qualifications to sit on our Board of Directors include his extensive experience and expertise in the lipid area.

        Jorge Plutzky, M.D., has served as a member of our Board of Directors since April 2015. Dr. Plutzky is the Director of Preventive Cardiology, which includes the Lipid Clinic, in the Cardiovascular Medicine Division at Brigham and Women's Hospital. Since 1995, he has been on the faculty at Harvard Medical School and has directed a basic science laboratory focused on transcriptional mechanisms involved in lipid metabolism, adipogenesis and diabetes, and the relationship of these conditions to inflammation and atherosclerosis. Throughout his career, Dr. Plutzky has also been involved in translational clinical studies investigating links between metabolic disorders and cardiovascular disease. Dr. Plutzky has been a member of the Scientific Advisory Committee of the Sarnoff Cardiovascular Research Foundation since 2009 and is now Chair-Elect for this group. Dr. Plutzky has been elected to the American Society for Clinical Investigation and is a Fellow of the American College of Cardiology. Dr. Plutzky's papers have appeared in journals that include Science, PNAS, Diabetes, Lancet, Annals of Internal Medicine, and Nature Medicine. Dr. Plutzky has been involved with the U.S. Food and Drug Administration, serving both as a member of the Endocrinologic and Metabolic Drugs Advisory Committee and in advising and presenting for new drug application sponsors. He has been involved extensively with both the American Heart Association and the American Diabetes Association. Dr. Plutzky has been recognized with the Eugene Braunwald Teaching Award, the University of Cologne's Klenk Lecture, Vanderbilt University's Rabin Lecture, Northwestern University's DeStevens Lecture, and Harvard Medical School's Tucker Collins Lecture. Dr. Plutzky has been a member of the Board of Directors of VIVUS, Inc. (a public healthcare company) since May 2013. Dr. Plutzky holds a B.A. with Highest Honors from the University of Virginia, where he was an Echols Scholar and a member of Phi Beta Kappa, and an M.D. from the University of North Carolina, Chapel Hill. He completed research fellowships at the National Institutes of Health and the Massachusetts Institute of Technology. Our Board of Directors believes that Dr. Plutzky's qualifications to sit on our Board of Directors include his extensive experience and expertise in the lipid area.

        Sandford D. Smith has served as a member of our Board of Directors since January 2012. He has served as Chairman of our Board of Directors since January 2016. From July 2015 to January 2016, Mr. Smith also served as our interim Chief Executive Officer. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. Mr. Smith is currently a Managing Director of Tullis Health Investors, which manages a family of funds and investments focusing on the healthcare industry. Prior to joining Tullis Health Investors in January 2012, Mr. Smith served from 1996 until 2011 in various senior and executive management positions at Genzyme Corporation, including most recently as Executive Vice President and President, International Group with responsibility for the commercial activities for Genzyme's products outside of the U.S. Prior to joining Genzyme, Mr. Smith served from 1986 to 1996 as President and Chief Executive Officer and a Director of Repligen Corporation. Mr. Smith previously held a number of positions with Bristol-Myers Squibb Company from 1977 to 1986, including Vice President of Business Development and Strategic Planning for the Pharmaceutical Group. Mr. Smith currently serves as a director of Cytokynetics, Inc. (a public biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions), Apricus Biosciences, Inc. (a publicly traded biopharmaceutical company focused on advancing innovative medicines in urology and rheumatology), and Neuralstem, Inc. (a publicly traded regenerative medicine company focused on the production of multiple types of central nervous system stem cells for the potential treatment of certain CNS diseases). Mr. Smith serves as a member of the President's Advisory Board of Brigham and Women's Hospital in Boston. Mr. Smith holds a

B.S. degree from the University of Denver. Our Board of Directors believes that Mr. Smith's qualifications to sit on our Board of Directors include his extensive executive experience in the life sciences industry, and in particular his experience in commercializing pharmaceutical products on a global basis, including his successful leadership at Genzyme in leading the launch of new products in various therapeutic categories, including rare diseases, on a global basis.

        Paul G. Thomas has served as a member of our Board of Directors since August 2011. Mr. Thomas is the founder of Roka Bioscience, Inc. (a publicly traded company principally engaged in the development and commercialization of molecular assays for biopharmaceutical processing, food safety and other industrial testing applications), and since September 2009 has served as its Chief Executive Officer. From October 1998 until August 2008, Mr. Thomas served as Chairman, Chief Executive Officer and President of LifeCell Corporation (a publicly traded company that developed and marketed innovative tissue repair products for use in reconstructive, orthopedic and urogynecologic surgical procedures). LifeCell was acquired in 2008 by Kinetic Concepts, Inc. Prior to joining LifeCell, Mr. Thomas was President and Chief Operating Officer of the Pharmaceutical Products Division of Ohmeda Inc. Mr. Thomas is also a member of the Board of Directors of AbioMed, Inc. (a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery). During the past five years, Mr. Thomas has served as a director of Orthovita, Inc. Mr. Thomas holds a B.S. degree in chemistry from St. Michael's College in Vermont, completed his post-graduate studies in chemistry at the University of Georgia Graduate School of Arts and Science, and received an M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business. Our Board of Directors believes that Mr. Thomas's qualifications to sit on our Board of Directors include his extensive executive leadership experience gained over 20 years in the life sciences industry.

        Anne VanLent has served as a member of our Board of Directors since April 2013. Ms. VanLent is President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President—Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent currently serves as lead director, chair of the Audit Committee, and member of the Nominating and Governance Committee of Aviragen Therapeutics, Inc.; a director, chair of the Audit Committee, and chair of the Nominating and Governance Committee of Ocera Therapeutics, Inc. (formerly Tranzyme Pharma, Inc.); and a director, chair of the Audit Committee, and member of the Compensation Committee of Onconova Therapeutics, Inc., each a NASDAQ-listed pharmaceuticals company. During the past five years, Ms. VanLent has served as a director of Integra Life Sciences Holdings, Inc., a NASDAQ-listed medical device company, where she served as chair of the Audit Committee from 2006 to 2012. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Our Board of Directors believes that Ms. VanLent's qualifications to sit on our Board of Directors include her extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of public companies in the life sciences industry.

        There are no family relationships among any of our directors or officers.

Director Independence

        Our Board of Directors defines an independent director in accordance with the applicable provisions of the Exchange Act, and applicable NASDAQ Marketplace Rules, or NASDAQ Rules. As a result, a director will only qualify as an "independent director" if the director meets the objective independence requirements of such laws, regulations and rules, and, in the opinion of our Board of Directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that all of our directors, except for Ms. Szela, meet these requirements. Ms. Szela, who also serves as our Chief Executive Officer, is not considered independent.

Board of Directors and Board Committee Meetings and Attendance/Annual Stockholders Meeting

  Board of Directors and Board Committee Meetings

        Our Board of Directors held 19 meetings in 2015.

        The following table and accompanying narrative provides information about the membership and meetings of the standing committees of our Board of Directors in 2015.

Committee	Current Members	Number of Meetings in 2015
Audit Committee	Anne VanLent (Chair) Sol J. Barer, Ph.D. Donald K. Stern Paul G. Thomas	16
Compensation Committee	Paul G.Thomas (Chair) Sol J. Barer, Ph.D. David I. Scheer	9
Compliance Committee	Donald K. Stern (Chair) Antonio M. Gotto, Jr., M.D., Ph.D. David I. Scheer Anne VanLent	2
Nominating and Corporate Governance Committee	David I. Scheer (Chair) Antonio M. Gotto, Jr., M.D., Ph.D. Jorge Plutzky, M.D. Sandford D. Smith	5

        Mr. Stern was appointed to the Audit Committee in October 2015 after his appointment to the Board in September 2015. Ms. VanLent served on the Compensation Committee from June 2015 until February 2016, when Mr. Thomas was appointed to the Compensation Committee. The Compliance Committee was formed in October 2016; all of the members of this committee served on the committee since its formation, except for Mr. Scheer, who was appointed in February 2016. Dr. Plutzky was appointed to the Nominating Committee after his appointment to the Board in April 2015, and Dr. Barer served on the Nominating Committee until February 2016. During 2015, Mr. Smith served on the Audit Committee until he became our interim Chief Executive Officer in July 2015. Mr. Smith was appointed to the Nominating Committee in April 2016. Except as otherwise noted above, all of the members of the committees served on the applicable committee for all of 2015. During 2015, each director attended at least 75% of the meetings of our Board of Directors and the committees on which he or she served.

        The independent directors meet in executive session without management directors or management present. These sessions take place at the beginning or end of regularly scheduled meetings of the Board of Directors and most scheduled committee meetings. The independent directors met in executive session after each regularly scheduled Board of Directors meeting held during 2015.

  Annual Stockholders Meetings

        Our policy is to schedule a regular meeting of our Board of Directors on the same date as our annual meeting of stockholders to the extent practicable and, accordingly, directors are encouraged to be present at annual meetings of stockholders. In 2015, Mr. Beer, a director and our Chief Executive Officer at the time, Dr. Barer, Dr. Gotto, Mr. Scheer, Mr. Smith, Mr. Thomas and Ms. VanLent attended our annual meeting of stockholders.

Board of Directors Leadership Structure and Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of our Board of Directors, as disclosed in the descriptions of each of the committees below, but the full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Our Board of Directors believes that full and open communication between management and our Board of Directors is essential for effective risk management and oversight.

        We have separated the positions of Chairman of our Board of Directors and Chief Executive Officer as we believe that this allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. We believe that this structure ensures an enhanced role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

Stockholder Communications with our Board of Directors

        Our Board of Directors has approved a Securityholder Communication Policy that can be found on our website at www.aegerion.com. Pursuant to this policy, stockholders who wish to address questions regarding our business directly with our Board of Directors as a whole, or with any individual director, should direct his or her questions in writing to the attention of the Chairman of our Board of Directors, or an individual director, as the case may be, c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142. Communications will be distributed to our Board of Directors, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communications.

Corporate Governance Guidelines

        Our Board of Directors is committed to effective corporate governance practices. Accordingly, our Board of Directors has adopted Corporate Governance Guidelines, which describe the governance principles and procedures by which our Board of Directors functions. Among other matters, the Corporate Governance Guidelines cover director qualification standards, director responsibilities, board structure, director access to management and independent advisors, director compensation and securityholder communications with our Board of Directors. The Corporate Governance Guidelines are available on the "Corporate Governance" section of our website at www.aegerion.com.

Code of Business Conduct

        Our Board of Directors has adopted a global code of business conduct that applies to all of our employees, including our principal executive officer, our principal financial and accounting officer and our directors. The code is posted on the "Corporate Governance" section of our website at

www.aegerion.com and will be made available to stockholders without charge, upon request in writing to Secretary, c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142. We intend to disclose on our website any amendments or waivers to the code that are required to be disclosed by SEC rules.

Board Committees

        Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating Committee. Each of these committees operates pursuant to a separate written charter adopted by our Board of Directors. The charters of the Audit Committee, Compensation Committee, Compliance Committee and Nominating Committee are available on the "Corporate Governance" section of our website at www.aegerion.com.

        The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Rules and SEC rules and regulations.

  Audit Committee

        Dr. Barer, Mr. Stern, Mr. Thomas and Ms. VanLent currently serve on the Audit Committee, with Ms. VanLent serving as the Audit Committee's chair. Our Board of Directors has determined that Ms. VanLent, Dr. Barer, and Mr. Thomas each qualify as an "audit committee financial expert" for purposes of the Exchange Act.

        Our Board of Directors has also determined that each of Ms. VanLent, Dr. Barer, Mr. Stern and Mr. Thomas is an independent director under the applicable NASDAQ Rules and Rule 10A-3 of the Exchange Act.

        The Audit Committee's responsibilities include, among other things:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  pre-approving auditing and permissible non-audit services to be provided by our independent registered public accounting firm and the terms of such services;

  •
  reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm;

  •
  coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

  •
  reviewing, at least annually with management, compliance with the Company's code of business conduct and the adequacy of the code;

  •
  reviewing with management and the chair of the Compliance Committee of our Board of Directors, or the Compliance Committee, any report of evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law by any officer, director, employee or agent of the Company (each, a "Material Violation");

  •
  initiating and overseeing an investigation, if determined necessary, regarding any report of evidence of a Material Violation; recommending that the Company implement an appropriate response to evidence of a Material Violation; and informing management and the Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted;

  •
  meeting jointly at least annually with the Company's Compliance Committee;

  •
  establishing policies and procedures for the receipt and retention of complaints and concerns regarding accounting, internal accounting controls, or auditing matters; and

  •
  preparing the Audit Committee report required by SEC rules to be included in this proxy statement.

  Compensation Committee

        Dr. Barer, Mr. Scheer, and Mr. Thomas currently serve on the Compensation Committee of our Board of Directors, or the Compensation Committee, with Mr. Thomas serving as the Compensation Committee's chair. Our Board of Directors has determined that each of Dr. Barer, Mr. Scheer, and Mr. Thomas is an independent director under the applicable NASDAQ Rules, a non-employee director under Rule 16b-3 of the Exchange Act and an outside director for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee's responsibilities include, among other things:

  •
  annually reviewing and approving, along with our Board of Directors, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

  •
  evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

  •
  reviewing and approving the compensation of our other executive officers;

  •
  overseeing and administering our incentive-based compensation and equity-based plans;

  •
  reviewing and making recommendations to our Board of Directors with respect to director compensation; and

  •
  preparing the Compensation Committee report required by SEC rules to be included in this proxy statement.

  Compliance Committee

        Dr. Gotto, Mr. Scheer, Mr. Stern, and Ms. VanLent currently serve on the Compliance Committee, with Mr. Stern serving as the Compliance Committee's chair. Our Board of Directors has determined that each of Dr. Gotto, Mr. Scheer, Mr. Stern, and Ms. VanLent is an independent director under the applicable NASDAQ Rules. The Compliance Committee's responsibilities include, among other things:

  •
  reviewing the status of the Company's compliance with relevant laws, regulations and internal procedures, except for the review and overview of laws, regulations and internal procedures allocated to other committees of our Board of Directors;

  •
  overseeing that management has established, documented and maintained, and periodically reevaluates, its policies and procedures to assure that an adequate system of compliance and risk management is functioning within the Company, including that the Company has and effectively operates an executive management compliance committee;

  •
  at least annually, receiving a presentation by management summarizing the Company's programs and controls for compliance with legal and regulatory requirements;

  •
  receiving regular reports from the Company's General Counsel and Chief Compliance Officer on key legal and compliance matters, and providing guidance and oversight on such matters and the management thereof;

  •
  reviewing reporting chains that seek to provide a protected channel for reporting compliance related concerns to management and our Board of Directors;

  •
  receiving in its discretion reports from management on employee training and internal messaging to employees regarding the Company's commitment to behavior and practices that comply with the Company's compliance policies and applicable laws and regulations, as well as the Company's efforts to promote a culture focused on compliance;

  •
  at least annually, receiving a report from management regarding the results of risk management reviews and assessments, as well as any significant compliance investigations and disciplinary actions;

  •
  receiving details and reports on internal investigations or government or regulatory actions that may cause significant financial or reputational damage to the Company or that otherwise indicate a significant compliance or regulatory issue within the Company; and

  •
  recommending to the Board of Directors corrective actions or programs directed at resolving issues of non-compliance or encouraging a culture focused on compliance, including the terms and objectives of incentive compensation plans and any recommendations regarding the extent, if any, to which incentive-based compensation should be reduced or restructured in response to issues regarding risk management and compliance.

  Nominating Committee

        Dr. Gotto, Dr. Plutzky, Mr. Scheer and Mr. Smith currently serve on the Nominating Committee with Mr. Scheer serving as the Nominating Committee's chair. Our Board of Directors has determined that each of Dr. Gotto, Dr. Plutzky, Mr. Scheer, and Mr. Smith is an independent director under the applicable NASDAQ Rules. The Nominating Committee's responsibilities include, among other things:

  •
  developing and recommending to our Board of Directors criteria for selecting nominees for appointment or election as members of the Board of Directors and committee members;

  •
  establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

  •
  identifying individuals qualified to become members of our Board of Directors;

  •
  recommending to our Board of Directors the persons to be nominated for election as directors and to be appointed to each of its committees;

  •
  reviewing and assessing our corporate governance guidelines;

  •
  overseeing corporate succession planning for our Chief Executive Officer and other executive officers; and

  •
  overseeing the evaluation of our Board of Directors, its committees and management.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the Board of Directors or the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or on our Compensation Committee. None of the members of our Compensation Committee has ever been one of our employees.

Director Nominations and Qualifications

        When filling one or more seats on our Board of Directors, the Nominating Committee will consider in a timely fashion potential candidates for director who have been recommended by our directors, Chief Executive Officer, other members of senior management or stockholders. The procedures for submitting stockholder nominations are explained under "Stockholder Proposals" elsewhere in this proxy statement. The Nominating Committee may also engage a third-party search firm to identify potential director candidates for its consideration, or use any other source it deems appropriate for identifying candidates for director.

        The Nominating Committee will meet as often as it deems necessary to narrow the list of potential candidates, review any materials provided in connection with potential candidates and cause appropriate inquiries to be conducted into the backgrounds and qualifications of each candidate. The Nominating Committee recommends to our Board of Directors the candidates that it feels should be nominated for election by the stockholders or named by our Board of Directors to fill a vacancy.

        The Nominating Committee evaluates each individual candidate in the context of overall composition and needs of our Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests. The Nominating Committee seeks to achieve a mix of board members representing a diversity of backgrounds and experience. The Nominating Committee must be satisfied that each recommended nominee meets the following minimum qualifications:

  •
  the nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

  •
  the nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition;

  •
  the nominee shall exhibit high standards of integrity, commitment and independence of thought and judgment, and shall have significant business or professional experience or have demonstrated an exceptional understanding of the pharmaceutical industry or other disciplines relevant to the business of the Company;

  •
  the nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

  •
  to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

        Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating Committee may consider the following factors when selecting and recommending that our Board of Directors select persons for nomination: whether the nominee, if elected, assists in achieving a mix of members that represents a diversity of background and experience and whether the nominee is well regarded in the community. The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating Committee may consider the diversity of background and experience of a director nominee in the context of the overall composition of our Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.

Other Information

        On March 21, 2016, we and Sarissa Capital Management LP (along with its affiliates, the "Sarissa Group") entered into an amendment to the Nomination and Standstill Agreement, dated March 29, 2015 (the "Agreement"), between the parties. Pursuant to the amendment, the Standstill Period (as defined in the Agreement) was deemed terminated as of March 21, 2016, and the Sarissa Group agreed not to submit any notices nominating directors or proposing business proposals for consideration at the Annual Meeting. This summary does not purport to be complete and is qualified in its entirety by reference to the disclosures contained in our Current Reports on Form 8-K, filed with the SEC on March 22, 2016 and March 31, 2015 and by reference to the Agreement itself, a copy of which is attached as Exhibit 99.1 to Current Report on Form 8-K filed on March 31, 2015.

 DIRECTOR COMPENSATION

  Non-Employee Director Compensation Policy

        Our Board of Directors has adopted an Amended and Restated Non-Employee Director Compensation Policy that sets forth the cash payments and other forms of compensation that each non-employee director receives for serving as a member of our Board of Directors and its committees. Ms. Szela, our Chief Executive Officer, does not receive any separate compensation for serving on our Board of Directors. The compensation Mr. Smith earned in his capacity as our interim Chief Executive Officer is included in the Summary Compensation Table found in the "Executive Compensation" section of this proxy statement. Mr. Smith did not earn any compensation for service as a director when he was serving as our interim Chief Executive Officer.

        Our Amended and Restated Non-Employee Director Compensation Policy is designed to provide a total compensation package for non-employee directors that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors and to align the directors' interests with the long-term interests of our stockholders.

  Cash Compensation

        Below is a summary of cash compensation payable to non-employee directors in 2015:

Annual Retainer ($)
Board of Directors
Chairman	90,000
Other Non-Employee Directors	45,000
Audit Committee
Committee Chair	35,000
Committee Members	10,000
Compliance Committee
Committee Chair	35,000
Committee Members	10,000
Compensation Committee
Committee Chair	35,000
Committee Members	8,000
Nominating Committee
Committee Chair	30,000
Committee Members	5,000

        The Compliance Committee was formed in October 2015. The annual retainers are paid quarterly, in arrears. Upon the resignation or removal of a non-employee director, his or her annual retainers are pro-rated based on the number of calendar days served by such director in the applicable period.

  Equity Awards

        Under our Amended and Restated Non-Employee Director Compensation Policy, the Compensation Committee grants equity awards to non-employee directors as follows:

  •
  upon initial election or appointment to our Board of Directors, a non-employee director will be granted an award of a nonqualified stock option to purchase a number of shares of common stock to be determined at the time of such director's appointment to the Board equal to the approximate market 50th percentile value for initial equity grants to independent board members within our peer group used for executive compensation purposes based upon data provided to the Compensation Committee by its compensation consultant, divided by the Black-Scholes adjusted 30-day average stock price prior to the date of determination; and

  •
  as a continuing member of the Board of Directors, each non-employee director will be granted an annual award of a nonqualified stock option to purchase a number of shares of common stock, to be determined in April of each year, equal to the approximate market 50th percentile value for annual equity grants to independent board members within our peer group as described above, divided by the Black-Scholes adjusted 30-day average stock price prior to the date of determination;

provided that, in either case, pursuant to an amendment to the Amended and Restated Director Compensation Policy adopted by the Board of Directors in April 2016, the Compensation Committee has discretion to decrease the size of any such grant if it determines such modification to be in the best interests of the Company after considering the factors the Compensation Committee deems appropriate, including the recommendation of its compensation consultant.

        Dr. Plutzky received an option to purchase 31,182 shares on April 8, 2015, the effective date of his appointment to the Board of Directors, and Mr. Stern received an option to purchase 31,182 shares on September 17, 2015, the effective date of his appointment to the Board of Directors. Under our Amended and Restated Non-Employee Director Compensation Policy, on the first business day after the date of the Annual Meeting, each director will be eligible to receive an annual option grant to purchase 41,000 shares of common stock. Except as provided below, so long as the director remains on our Board of Directors, his or her initial option grants will vest in equal annual installments over three years beginning on the first anniversary of the date of grant, and annual option grants will vest in their entirety on the first anniversary of the date of grant.

        Director option grants will become immediately vested and exercisable upon the death, disability or retirement of a director or upon a change in control of the Company. Directors will have up to three years following cessation of service as a director to exercise their options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All options are granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant.

Director Compensation Table

        The following table sets forth a summary of the compensation earned by our non-employee directors in 2015. Dr. Plutzky was appointed to the Board of Directors in April 2015 and Mr. Stern was appointed to the Board in September 2015. We have intentionally omitted columns from this table pertaining to types of compensation not earned by our non-employee directors in 2015. We have also omitted from this table the compensation Mr. Smith earned in his capacity as our interim Chief Executive Officer in 2015, which is included in the Summary Compensation Table found in the

"Executive Compensation" section of this proxy statement. Mr. Smith did not earn any compensation for service as a director when he was serving as our interim Chief Executive Officer.

Name	Fees earned		Option Awards ($)		Total ($)
Sol J. Barer, Ph.D.(1)	$89,167		$177,532	(2)	$266,699
Antonio M. Gotto, Jr., M.D., Ph.D.(1)	$76,397		$177,532	(2)	$253,929
Jorge Plutzky, M.D.(1)	$37,500		$469,139	(3)	$506,639
David I. Scheer(1)	$103,000		$177,532	(2)	$280,532
Sandford D. Smith(1)	$32,083	(4)	$177,532	(2)	$209,616
Donald K. Stern(1)	$19,250		$310,775	(3)	$330,025
Paul G. Thomas(1)	$55,000		$177,532	(2)	$232,532
Anne VanLent(1)	$85,397		$177,532	(2)	$262,929

(1)
As of December 31, 2015, our non-employee directors held stock options to purchase our common stock and restricted stock units as follows:

Director	Total Outstanding Options		Total RSUs Outstanding
Sol J. Barer, Ph.D.	80,481		—
Antonio M. Gotto, Jr., M.D., Ph.D.	70,792		—
Jorge Plutzky, M.D.	31,182		—
David I. Scheer	60,554		—
Sandford D. Smith	102,716	*	13,333	*
Donald K. Stern	31,182		—
Paul G. Thomas	74,087		—
Anne VanLent	37,712		—

*
Includes 40,000 options that were granted as part of Mr. Smith's employment agreement as interim Chief Executive Officer. Mr. Smith was also granted 13,333 restricted stock units in connection with his employment as interim Chief Executive Officer, the grant date fair value of which is included in the Summary Compensation Table. For additional information regarding the compensation Mr. Smith received in connection with his service as interim Chief Executive Officer, please see the "Executive Compensation" section of this proxy statement.
(2)
Represents the grant date fair value of the annual option award granted to our non-employee directors, with the exception of Dr. Plutzky and Mr. Stern, on June 26, 2015, the first business day after of our 2015 Annual Meeting of Stockholders, for the purchase of 18,000 shares of our common stock at an exercise price of $17.98 per share. The options vest in their entirety on the first anniversary of the grant date. The grant date fair value has been determined using the Black-Scholes option-pricing model in accordance with ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718. In determining the Black-Scholes value, we used the assumptions described in Note 13 to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)
Represents the grant date fair value of an option award granted to Dr. Plutzky on April 8, 2015 and to Mr. Stern on September 17, 2015, each in connection with such director's appointment to the Board. Dr. Plutzky's grant was for the purchase of 31,182 shares of our common stock at an exercise price of $25.99 per share. Mr. Stern's grant was for the purchase of 31,182 shares of our common stock at an exercise price of $17.68 per share. Each such option award vests in equal one-third annual installments over a period of three years commencing on the first anniversary of the respective grant date. The grant date fair value has been determined as described in note (2) above.

(4)
Mr. Smith earned fees for serving as a director solely for the time he was a non-employee director; he did not earn any fees for serving as a director during the time he served as interim Chief Executive Officer. The fees shown represent his director retainer fees for the first and second quarters of 2015, and for part of the third quarter of 2015.

 EXECUTIVE OFFICERS

        The following table sets forth the name, ages and positions of our current executive officers as of April 15, 2016:

Name	Age	Position
Mary Szela*	52	Chief Executive Officer
Martha Carter	63	Chief Regulatory Officer and Senior Vice President
Ben Harshbarger	47	Acting General Counsel
Roger Louis	61	Chief Compliance Officer
Gregory Perry	55	Chief Financial and Administrative Officer

*
Ms. Szela is a member of our Board of Directors. Please see "Directors Whose Terms Expire this Year" under "Board of Directors" of this proxy statement for a brief biography of Ms. Szela.

        Martha Carter has served as our Chief Regulatory Officer and Senior Vice President since February 2011. From January 2011 to February 2011, Ms. Carter served as Senior Vice President and Chief Regulatory Officer at Proteon Therapeutics, Inc. (a privately held biopharmaceutical company), and from September 2006 to December 2010, she served as Senior Vice President, Regulatory Affairs and Quality Assurance, at Proteon. In both roles, Ms. Carter was responsible for Proteon's worldwide regulatory and quality functions. From September 2002 to April 2006, Ms. Carter was Senior Vice President, Regulatory Affairs, for Trine Pharmaceuticals. Prior to joining Trine, Ms. Carter was Vice President, Regulatory Affairs for GelTex Pharmaceuticals, Inc. Ms. Carter holds a B.A. degree from Northeastern University.

        Benjamin Harshbarger has served as our Acting General Counsel since September 2015. Prior to that, he served as our VP, EMEA Legal Counsel from January 2014 to September 2015 and as our VP, Deputy General Counsel from April 2012 to January 2014. Before joining Aegerion, Mr. Harshbarger served as Senior Director, Corporate Counsel at Cubist Pharmaceuticals, Inc. from March 2008 to March 2012, and Senior Director, Deputy General Counsel at ViaCell, Inc. from March 2006 to March 2008. Mr. Harshbarger served in several legal positions of increasing responsibility at Biogen Idec from November 2001 to March 2006 and served as an associate at the law firm of Mintz Levin from 1996 to 2001. Mr. Harshbarger holds a J.D. from Boston College Law School and a B.A. from the University of Richmond.

        Roger Louis has served as Aegerion's Senior Vice President, Global Chief Compliance Officer since November 2015. Mr. Louis has extensive experience in compliance and risk management, having served most recently as Senior Vice President, Compliance & Risk Management, Chief Compliance Officer at Cubist Pharmaceuticals prior to its acquisition by Merck. Mr. Louis joined Cubist from Biogen Idec where he was Senior Vice President, Chief Compliance Officer. From 1997 to 2012, he held positions of increasing responsibility at Genzyme Corporation, including Senior Vice President, Chief Compliance Officer. Mr. Louis began his legal career as an Associate at Hale & Dorr in Boston where he practiced corporate and securities law. Mr. Louis received his J.D. from University of Chicago School of Law and his B.A. from Tufts University.

        Gregory Perry has served as our Chief Financial and Administrative Officer since January 2016 and, prior to that, Mr. Perry served as our Chief Financial Officer from June 2015 to January 2016. Prior to joining Aegerion, Mr. Perry served as Chief Financial Officer of Eleven Biotherapeutics, Inc. from January 2014 to July 2015. Prior to that, Mr. Perry served as the interim chief financial officer of InVivo Therapeutics Holdings Corp. from September 2013 until December 2013. Prior to joining InVivo, he served as the executive vice president and chief financial officer and senior vice president and chief financial officer of ImmunoGen, Inc. from April 2011 until September 2013 and January 2009 until April 2011, respectively. Mr. Perry currently serves on the board of directors of Ocata Therapeutics, Inc., where he has been a director since December 2011. He received a B.A. in Economics and Political Science from Amherst College.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis ("CD&A") provides an overview of our compensation philosophy, our compensation programs, and our decision-making processes as they relate to our named executive officers, and Mary Szela, our new Chief Executive Officer. During 2015 and into 2016, we experienced a significant amount of turnover with respect to our executive officers due to a variety of business and other reasons, as described below. As a result, our list of named executive officers for 2015 is more extensive than usual and includes several former executive officers, in accordance with applicable SEC rules. We also address in this CD&A the compensation of Mary Szela, our current Chief Executive Officer, even though she is not considered a named executive officer for 2015 under applicable SEC rules, since she commenced employment with us in January 2016.

        This discussion is intended to, among other things, help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement, and to put that information in the context of our overall compensation program for our named executive officers.

        Our "named executive officers" for 2015 are:

  •
  Sandford D. Smith, our former interim Chief Executive Officer;

  •
  Marc Beer, our former Chief Executive Officer;

  •
  Gregory Perry, our Chief Financial and Administration Officer;

  •
  David Aubuchon, our former acting Chief Financial Officer (and our former Chief Accounting Officer);

  •
  Mark Fitzpatrick, our former Chief Financial Officer;

  •
  Martha Carter, our Chief Regulatory Officer;

  •
  Mark Sumeray, our former Chief Medical Officer; and

  •
  Mary Weger, our former Chief Performance Officer.

        Mr. Smith, the chairman of our Board (our "Chair"), served as our interim Chief Executive Officer from July 26, 2015 to January 6, 2016, at which time Ms. Szela was appointed our Chief Executive Officer. Prior to that time, Mr. Beer served as our Chief Executive Officer. Mr. Smith's employment with us terminated on January 31, 2016. Mr. Perry has served as our Chief Financial Officer since July 6, 2015, and was appointed Chief Financial and Administrative Officer on January 28, 2016. Prior to that time, Mr. Fitzpatrick served as our Chief Financial Officer until June 5, 2015, and Mr. Aubuchon, our former Chief Accounting Officer, served as our acting Chief Financial Officer from June 5, 2015 to July 6, 2015. Mr. Aubuchon's employment with us terminated on April 15, 2016. Dr. Sumeray and Ms. Weger each terminated employment with us on January 28, 2016.

Overview of 2015 Company Performance

        2015 was a year of both accomplishments and challenges for the Company. We generated $239.9 million of total revenues in 2015, including $213.0 million from net product sales of JUXTAPID® (lomitapide) capsules, or JUXTAPID, and $26.9 million from net product sales of MYALEPT® (metreleptin) for injection, representing growth of approximately 51% over total revenues in 2014, and exceeding our 2015 revenue projection. We also successfully completed a number of our clinical, regulatory, financial, manufacturing, supply chain, organization and compliance goals, as described below.

        However, during 2015, and continuing into 2016, we also experienced, and continue to experience, a number of significant challenges and strong headwinds to our business. Foremost among these challenges, we faced, and continue to face, substantial competitive pressure from PCSK9 inhibitor products, which were launched in the U.S. in the second quarter of 2015 and greatly impacted U.S. JUXTAPID revenues in the second half of 2015 and continue to have a significant impact into 2016. As a result, we established guidance for U.S. JUXTAPID revenues in 2016 to be between $120.0 million and $140.0 million, which represents a 34% to 44% reduction from U.S. JUXTAPID revenues in 2015. In addition, we are the subject of investigations by the U.S. Department of Justice and SEC which we believe will result in a settlement with the government or an enforcement action that would result in material negative consequences to our business. While we are in productive dialogue with government authorities in connection with resolving the investigations, the probable negative outcome and uncertain timing and nature of the resolution has had a negative impact on our business and its prospects. As a result of these headwinds and challenges, we have had extensive turnover in our management team in 2015 and into 2016, and we had to implement a 25% reduction in our workforce in February 2016 along with other cost management measures.

        As further described below, the Compensation Committee determined that we met 67.75% of the 2015 corporate performance goals that we used to determine annual cash bonuses. However, due to the business challenges we experienced during 2015, as highlighted above, as well as our ongoing challenges, the Compensation Committee used its discretion to consider the Company's overall performance in addition to its performance against these pre-established goals, and adjusted our corporate performance score down to 50%. This corporate score is used to determine bonuses not only for our executive officers, but for all of our eligible employees. In addition, for the second consecutive year, the Compensation Committee determined, after consultation with Mr. Smith and Ms. Szela, that bonuses would not be paid to our named executive officers, regardless of eligibility (other than to Mr. Smith and Mr. Aubuchon, whose individual circumstances are described below). The Compensation Committee made this decision in light of the Company's actual performance and in order to maintain alignment between our named executive officers and our stockholders.

        We present below our key business and performance highlights from 2015 to assist our stockholders in understanding the compensation decisions made with respect to the 2015 performance of our named executive officers. When making compensation decisions for our named executive officers for 2015, we balanced these accomplishments with the challenges we faced in 2015, and continue to face in 2016, as described above. We also present below our key business and performance highlights from 2014 to assist our stockholders in understanding certain compensation decisions made with respect to our named executive officers in 2015.

        Key business and performance highlights from 2015 include the following:

  •
  We generated $213.0 million of revenues from net product sales of JUXTAPID and $26.9 million of revenue from net product sales of MYALEPT.

  •
  We significantly expanded the number of markets globally from which we generate revenues from lomitapide.

  •
  We received marketing authorization for lomitapide in Taiwan and South Korea.

  •
  We received pricing and reimbursement approvals for lomitapide in Quebec, Italy and the Netherlands.

  •
  We completed the work necessary to file a new drug application for lomitapide in Japan on January 8, 2016.

  •
  We successfully completed the acquisition of MYALEPT from Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP (collectively, "AstraZeneca"), and launched MYALEPT in the U.S. in January 2015.

  •
  We continued to enhance our global compliance program on numerous levels, and we hired a global chief compliance officer and formed a Compliance Committee of the Board.

        Key business and performance highlights from 2014 include the following:

  •
  We generated $158.4 million of revenues from net product sales of JUXTAPID in 2014, representing growth of approximately 226% over 2013.

  •
  We generated $17.9 million in positive cash flow from operations in the second half of 2014.

  •
  We received marketing authorization for lomitapide in three additional markets—Mexico, Canada and Israel.

  •
  We completed enrollment of our Japanese HoFH study in July 2014.

  •
  In November 2014, we entered into a definitive agreement with AstraZeneca to acquire MYALEPT.

  •
  We successfully implemented a robust set of U.S. and global compliance policies and conducted a series of online global compliance trainings related to our Code of Business Conduct.

  •
  We successfully completed a technology transfer to a new lomitapide drug substance supplier.

  •
  We continued to build our U.S. and international commercial infrastructure, capabilities and processes as we learned more about our patient journey and how best to support our patients.

        We did not pay cash bonuses to our named executive officers for 2014 or 2015 (other than to Mr. Smith and Mr. Aubuchon, whose individual circumstances are described below, for 2015). In addition, we did not provide base salary increases to our named executive officers for 2015, other than in connection with Mr. Aubuchon's promotion, as described below. Even though our performance in 2014 and 2015 was strong in certain respects, given the challenges facing the Company that continued to develop as 2015 progressed and which the Company continues to face, the Compensation Committee made these decisions because it determined it was appropriate in order to maintain alignment between our executives and our stockholders.

Overview of Our Executive Compensation Objectives and Pay-for-Performance Philosophy

        Our compensation programs are designed to:

  •
  attract, retain, and motivate executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success;

  •
  align incentives for our named executive officers with our short-term and long-term corporate strategies and business objectives and goals; and

  •
  drive the achievement of key strategic performance measures aligned to the long-term interests of our stockholders.

        To achieve these objectives, we seek to provide a competitive total compensation package, a substantial portion of which is tied to the achievement of our corporate goals and the executive's individual performance. The key elements of the performance-based compensation provided to our named executive officers in 2015 were our equity program, which included stock options and restricted stock units, and our annual cash incentive program. Our equity program focuses on our long-term performance and delivering stockholder value through the use of stock options that only have value to the extent that the price of our common stock increases from the date the stock options are granted, while our annual cash incentive program focuses on our short-term performance in key areas that are ultimately needed to drive our long-term success. Prior to 2015, in addition to time-based stock options, we had also granted stock options that only vested upon the achievement of pre-established goals (referred to as our LTIP). In 2015, we did not make LTIP awards under our equity program given the evolving nature of our business, the uncertain business environment in which we were operating and the need to focus on our near-term operational performance. The Compensation Committee decided to grant time-based restricted stock units to our named executive officers and other eligible employees in 2015 because such units serve as a retention tool, and retention of our key employees was a significant concern for the Company in 2015, and still is.

        In addition, in August 2015, the Compensation Committee granted retention bonuses and supplemental stock option grants to each of Ms. Carter, Mr. Perry, Dr. Sumeray and Ms. Weger. These supplemental, one-time awards were granted to incentivize and retain these named executive officers in light of the significant changes to the executive management team that occurred prior to the awards and the uncertain business environment facing the Company. In general, the retention bonuses will be paid as of December 31, 2016 if the named executive officer is employed as of such date or, if the named executive officer is terminated without cause or resigns for good reason prior to December 31, 2016, the retention bonus will be paid at the end of the severance term set forth in his or her employment agreement. The supplemental stock options vest and become exercisable with respect to 25% of the shares on the first anniversary of the grant date, and with respect to the remaining 75% of the shares in equal monthly installments over the next three years. In May 2015, the Compensation Committee also granted a retention bonus to Mr. Aubuchon, which was paid on March 31, 2016. Even given these supplemental awards, we maintained our commitment to tying compensation to performance through the Compensation Committee's actions taken with respect to annual bonuses and the fact that base salary increases were not made to our named executive officers during 2015 (other than to Mr. Aubuchon, in connection with a promotion). In addition, as of December 31, 2015, all outstanding stock options, including the supplemental stock option grants, held by our named executive officers were out of the money, meaning that the exercise prices were greater than the price of our common stock on that date. As a result, our executive officers' ability to receive any value with respect to their equity awards may be limited in the future.

Compensation Framework: Policies and Process

Roles of Compensation Committee and Chief Executive Officer in Compensation Decisions

        The Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive programs and benefit plans, and annually reviews and approves all compensation decisions relating to our Chief Executive Officer and our other named executive officers. Our Board of Directors reviews and approves the compensation decisions made by the Compensation Committee with respect to our Chief Executive Officer on an annual basis and in connection with any new hiring. Our Chief Executive Officer provides, and for certain 2015 compensation decisions, our Chair, in his capacity as our former interim Chief Executive Officer, provided recommendations to the Compensation Committee with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our named executive officers (other than the Chief Executive Officer). In making compensation decisions relating to named executive officers other than our Chief Executive Officer, the Compensation Committee takes into account such recommendations and has the discretion to increase or decrease the recommended amounts of compensation. The Compensation Committee also reviews our named executive officers' proposed base salary increases, if any, based on an assessment of the executive's individual performance and contribution to our corporate performance and achievements, as well as benchmarking data. Annual bonus payments, if any, are determined based on actual corporate and individual performance against goals and are subject to the Compensation Committee's discretion to increase or decrease the amount of such payments, as it deems appropriate in light of business considerations at the time of such determination. The size of equity awards made to our named executive officers is determined based on each individual's contribution to our overall corporate achievement, his or her individual performance, benchmarking data and, with respect to 2015, retention concerns. All compensation decisions are assessed within the framework of our financial position, stock performance and general economic conditions.

Competitive Market Data and Use of Compensation Consultant

        We use both internal and external benchmarking to assist us in making compensation decisions for our named executive officers. We benchmark annually our target total direct compensation and each primary element of our named executive officers' compensation—base salary, target annual cash incentive compensation and target long-term equity incentive compensation—against a set of peer group companies that the Compensation Committee reviews each year (as described further below) in order to ensure that our compensation programs are within the competitive range of comparable companies. We also benchmark internally to ensure that the target compensation of each of our named executive officers is established equitably and based on their actual, and anticipated future, contributions to the Company's performance.

        Since 2011, the Compensation Committee has engaged Radford, an Aon Hewitt company, as its outside compensation consultant. The Compensation Committee assessed the independence of Radford pursuant to SEC rules, and has concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee. Radford was selected and retained by the Compensation Committee to provide advice regarding our executive compensation programs, including:

  •
  reviewing and making recommendations concerning our executive compensation programs and practices;

  •
  providing market data and performing benchmarking; and

  •
  advising the Compensation Committee as to best practices.

        In reviewing the compensation levels of our named executive officers for 2015 and 2016, Radford assisted us in an analysis of competitive market data. Data sources included publicly available information, such as company proxy statements, of companies in our peer group, as described below. For purposes of setting 2015 compensation for our named executive officers, we also utilized the Radford Global Life Sciences Survey of public biopharmaceutical companies that had between 100 and 1,000 employees and a market value of between $300 million and $3 billion. For purposes of our analysis of 2016 compensation of our executive officers, we gathered data from the Radford Global Life Sciences Survey of public biopharmaceutical companies that had between 100 and 1,000 employees and a market value of between $300 million and $2 billion, in part to reflect the diminution in our market value.

        The benchmarking we obtained from Radford was used to determine our competitive position among similarly-situated companies in the marketplace, and to set our target annual cash incentive bonus and equity-based awards between the market 50th and 75th percentile, in each case relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey. Base salaries in 2015 remained at the market 50th percentile and, as described below, were generally not increased for our named executive officers in 2015. Payout of short-term cash incentives is generally based on corporate and individual performance goals, and is subject to further modification by the Compensation Committee (as described above). The Compensation Committee sets compensation for our named executive officers based on this benchmarking data and the Compensation Committee's assessment of the role and impact of each executive and his or her individual performance.

        On an annual basis, Radford recommends, and the Compensation Committee approves, a group of comparable companies to be our peer group. Both our 2015 and 2016 peer groups were selected on the basis of similarity to the Company at the time of selection based on the following criteria: business comparability, stage of product development, number of employees, market capitalization, financial profile and, to some degree, similarity of product or therapeutic focus.

        Our 2015 peer group was selected from a group of public biopharmaceutical companies that ranged in size (based on total market capitalization and revenue) between one-third and three times the size of our Company and had between 100 and 1,000 employees. This peer group was approved by the Compensation Committee in December 2014.

        Our 2016 peer group was approved by the Compensation Committee in November 2015. The selection criteria for our 2016 peer group generally aligned with our 2015 selection criteria, except that we considered that our business profile had evolved as we experienced significant growth as a commercial organization and that our market capitalization had decreased. As a result, the Compensation Committee believed that we should adjust our peer group to include comparable companies with commercial products and market capitalizations closer to our average market capitalization at the time of the 2016 peer group selection. For those reasons, we removed from the 2016 peer group companies that were substantially larger than us in terms of market value (including Avanir, Iconis Pharmaceuticals (formerly Isis Pharmaceuticals), NPS Pharmaceuticals, and Seattle Genetics), while being cognizant of substantial year-over-year modifications.

        Our 2015 and 2016 peer groups are listed in the table below.

2015 Peer Group	2016 Peer Group
Acorda Therapeutics	Acorda Therapeutics
AMAG Pharmaceuticals	AMAG Pharmaceuticals
Arena Pharmaceuticals	Arena Pharmaceuticals
Ariad Pharmaceuticals	Ariad Pharmaceuticals
Auxilium Pharmaceuticals	Array BioPharma
Avanir Pharmaceuticals	Catalyst Pharmaceuticals
Horizon Pharmaceuticals	Concert Pharmaceuticals
INSYS Therapeutics	Halozyme Therapeutics
Ironwood Pharmaceuticals	Horizon Pharmaceuticals
Ionis Pharmaceuticals (formerly Isis Pharmaceuticals)	Idera Pharmaceuticals
Nektar Therapeutics	Insmed Incorporated
NPS Pharmaceuticals	INSYS Therapeutics
Pacira Pharmaceuticals	Ironwood Pharmaceuticals
Seattle Genetics	Nektar Therapeutics
Synageva BioPharma	Pacira Pharmaceuticals
The Medicines Company	Raptor Pharmaceuticals
Repligen Corporation
Sage Pharmaceuticals
The Medicines Company

        The Compensation Committee considered the 2015 peer group when it established the 2015 target compensation for our former Chief Executive Officer, our other named executive officers who were employed in such positions in the first quarter of 2015, and our named executive officers who joined the Company during 2015 until the 2016 peer group was established. We anticipate that the members of the peer group will be revisited each year to ensure that they continue to be appropriate and to determine whether companies should be added or removed.

Corporate Governance

        Our compensation practices emphasize good governance and market practice. To this end:

  •
  Pay based on Performance.  We provided a portion of each named executive officer's target compensation in 2015 in the form of performance-based compensation comprised of stock options and performance-based annual cash incentives. All of the named executive officers' outstanding stock options were out of the money at the end of 2015, and annual bonuses were generally not paid to our named executive officers given the challenges facing the Company. We also did not increase the base salaries of our named executive officers in 2015, other than in connection with Mr. Aubuchon's promotion.

  •
  Risk Mitigation:  We periodically review and consider whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company. In that regard, we believe that we have designed our compensation programs in a balanced and diverse manner while also creating appropriate incentives to drive strong performance. As applied to our named executive officers, each component of variable performance-based compensation, both short- and long-term, is subject to a cap and a pre-established target. We also have a Global Code of Business Conduct in place to prevent conduct by our named executive officers and other employees that is inconsistent with applicable laws and regulations. Disciplinary measures for violations of the Global Code of Business Conduct may include a reduction in salary, reduction or elimination of bonus, termination of employment or restitution. In addition, the stock option agreements that govern stock options granted to our named executive officers and other employees provide that the stock options will be immediately forfeited in the event of termination of the individual's employment for cause. The Compensation Committee has concluded that, given these measures, among other factors, our current compensation programs present no risk that is reasonably likely to have a material adverse effect on the Company.

  •
  Stock Ownership Guidelines:  In 2013, we adopted stock ownership guidelines that require our directors to own a number of shares of our common stock at least equal in value to three times the standard annual cash retainer for directors and our Chief Executive Officer to own a number of shares of our common stock at least equal in value to three times his or her annual base salary, in either case within five years of the date such guidelines were adopted. The primary objective of these guidelines is to align the interests of our directors and Chief Executive Officer with those of our stockholders.

  •
  Anti-Hedging/Pledging:  We do not allow any of our executive officers, including our named executive officers, or our directors, to enter into any hedging-type transactions in our stock or to pledge our stock.

  •
  Independent Compensation Consultant:  As described above, the Compensation Committee engages Radford as an independent advisor on topics related to Board and executive compensation.

Executive Compensation Components

        Our executive compensation consists of the following components:

Element	Description	Primary objectives
Base Salary	• Fixed cash payments paid over the fiscal year	• Recognize career experience and individual performance • Recognize the role and the scope of the executive's responsibilities
Short-Term Incentives	• Performance-based annual cash incentives

•

Promote and reward achievement of the Company's annual financial and strategic objectives and individual goals. For 2015, we did not pay bonuses under our short-term incentive program to our named executive officers, other than two individuals who served as executive officers on an interim basis, including our interim Chief Executive Officer

Long-Term Incentives

•

Historically, time- and performance-based stock options and, starting in 2015, as described further below, restricted stock units. As noted in this CD&A, we did not grant LTIP awards in 2015 and will not grant LTIP awards in 2016.

•

Align executive interests with shareholder interests through awards that realize value only if our stock price increases over time and ensure focus on long-term strategic deliverables that will grow the Company's value

Benefits	• Medical, dental, vision, life insurance and short- and long-term disability insurance • 401(k) Plan	• Provide competitive health and welfare benefits • Provide tax-efficient retirement savings
Perquisites	• Relocation and commuting expense reimbursements, and in certain cases, tax, legal and financial planning services	• Provide competitive ancillary benefits, including in connection with new hires
Severance Benefits	• Cash and non-cash payments and benefits upon a qualifying termination of employment, including upon or following a change in control	• Provide a level of protection in the event of an involuntary termination of employment, including in connection with a change in control

        We have not yet adopted any formal guidelines for allocating total compensation between long-term and short-term incentive compensation and between cash and non-cash compensation, or among different forms of non-cash compensation.

        In 2015, as an additional element of compensation, in order to retain the remaining members of our management team following the significant changes in the composition of our executive management team in 2015, the Compensation Committee awarded retention bonuses of $200,000 and grants of options to purchase 40,000 shares of our common stock to each of Ms. Carter, Mr. Perry,

Dr. Sumeray and Ms. Weger. The retention bonuses will be paid as of December 31, 2016 if the named executive officer is an employee of the Company as of such date or, if the named executive officer's employment is terminated without cause or the executive resigns for good reason prior to December 31, 2016, the retention bonus will be paid at the end of the severance term in accordance with the terms of his or her employment agreement. Given that Ms. Weger's employment was terminated without cause in January 2016, she will receive her retention bonus in accordance with the terms of her employment agreement, as amended, and separation agreement. Dr. Sumeray's employment was also terminated in January 2016, and he no longer is entitled to receive the retention bonus. He is entitled to receive certain cash bonuses based on satisfactory performance of consulting services (as described below). The stock options described above vest and become exercisable with respect to 25% of the shares on the first anniversary of the grant date, and with respect to the remaining 75% of the shares in equal monthly installments over the next three years. The retention stock options for each of Dr. Sumeray and Ms. Weger were forfeited in connection with the termination of their employment in January 2016. In addition, the Compensation Committee approved a bonus of $75,000 to Mr. Aubuchon, provided that certain required Company filings were timely filed, which was paid on March 31, 2016.

Compensation Arrangements of Newly Appointed Chief Executive Officer

        In January 2016, we entered into an employment agreement with Mary Szela, our Chief Executive Officer. Ms. Szela succeeded Sandford D. Smith, a member of the Board, who had served as our interim Chief Executive Officer since August 2015. Under her employment agreement, Ms. Szela receives a base salary of $689,550 per year, which is subject to increase based on the criteria applicable to base salary increases as described below in this CD&A, and is eligible to receive an annual cash bonus based on achievement of certain performance goals with a target of 60% of her base salary. In addition, upon commencement of employment, Ms. Szela was granted an option to purchase 600,000 shares of our common stock, which option vests and becomes exercisable with respect to 25% of the shares on the first anniversary of the grant date, and with respect to the remaining 75% of the shares in equal monthly installments over the next three years. During the term of her employment, Ms. Szela will receive a housing allowance, and reimbursement of certain commuting expenses and certain tax and financial planning services, each as described below under "Executive Compensation Components—Other Compensation." Ms. Szela is entitled to benefits upon certain terminations of employment as described in "Employment Agreements and Severance Agreements with Named Executive Officers" and in "Potential Payments Upon Termination or Change-in-Control." In determining the compensation for Ms. Szela, the Compensation Committee reviewed CEO market data from our 2016 peer group. In addition, the Compensation Committee reviewed the new hire packages of recently hired CEOs of similarly situated companies outside the peer group. The Compensation Committee generally targeted the market 50th to 75th percentile for each element of compensation (base salary, annual target bonus, long-term equity grant) in consideration of Ms. Szela's experience and based on the significant challenges facing the Company. Ms. Szela's severance, while in line with market norms, was not specifically benchmarked by the Compensation Committee, and was instead based on negotiations between the Company and Ms. Szela.

Appointment and Resignation of Sandford D. Smith, Interim Chief Executive Officer

        As noted above, Sandford D. Smith, a member of the Board, served as our interim Chief Executive Officer from July 2015 to January 2016, following Mr. Beer's termination of employment. Mr. Smith resigned from his position as interim Chief Executive Officer of the Company effective January 31, 2016. Mr. Smith remains a member of our Board of Directors. In connection with his appointment as interim Chief Executive Officer, we entered into an employment agreement with Mr. Smith pursuant to which he received a base salary of $635,000 per year and was eligible to receive an annual cash bonus based on the achievement of certain performance goals with a target of 50% of his base salary, pro-rated for any partial year of employment. In addition, Mr. Smith was granted an option to purchase 40,000 shares of our common stock, which vested in full on January 27, 2016, and 13,333 restricted stock units, which vest over three years, with 16.67% of the grant vesting on each of the following dates—January 27, 2016, July 27, 2016, January 27, 2017, July 27, 2017, January 27, 2018 and August 21, 2018. In addition, until the end of January 2016, Mr. Smith received a housing allowance and reimbursement of certain commuting expenses, as well as a tax gross-up on certain benefits provided to him. We also agreed to reimburse him for certain state income tax liabilities. In addition, Mr. Smith was eligible for Company-subsidized health care continuation if he had become ineligible to receive benefits under his pre-existing health plan due to his appointment as interim Chief Executive Officer; however, because he did not lose such coverage, he was not entitled to this health care continuation subsidy. Each of these compensation components is described below under "Executive Compensation Components—Other Compensation" and in the "Summary Compensation" table.

Resignation of Marc Beer, Former Chief Executive Officer

        Effective as of July 26, 2015, the Company and Mr. Beer entered into a separation agreement, pursuant to which Mr. Beer resigned from his position as Chief Executive Officer and from our Board. In connection with his termination of employment, Mr. Beer was entitled to receive certain separation payments and benefits in accordance with the terms of his separation agreement, as described in the "Payments upon Termination or Change of Control" section of this proxy statement. In addition, the separation agreement provided that, for the six month period following his termination of employment, Mr. Beer could provide transitional consulting services to the Company at a rate of $375 per hour. The Company elected not to use any of these services.

Compensation Arrangements of Gregory Perry, Chief Financial and Administrative Officer

        In June 2015, we entered into an employment agreement with Mr. Perry for the position of Chief Financial Officer. Pursuant to his employment agreement, Mr. Perry initially received an annual base salary of $390,000, and was eligible to receive an annual cash bonus based on achievement of certain performance goals with a target of 45% of his base salary. In addition, Mr. Perry received a signing bonus of $85,000 (which is subject to repayment if, prior to July 6, 2016, Mr. Perry resigns other than for good reason or is terminated for cause (each as defined in his employment agreement)). Mr. Perry also received a grant of options to purchase 200,000 shares of our common stock, which option vests and becomes exercisable with respect to 25% of the shares on the first anniversary of the date of grant, and with respect to the remaining 75% of the shares in equal monthly installments over the next three years. We also agreed to reimburse Mr. Perry for certain commuting and relocation expenses, as described below under "Executive Compensation Components—Other Compensation" and in the "Summary Compensation" table. In determining the compensation levels for Mr. Perry, the Compensation Committee reviewed market data of the 2015 peer group because he was hired prior to the date on which our peer group was updated for 2016. For Mr. Perry, we targeted cash compensation at the market 50th percentile, with higher positioning on his equity compensation due to the fact that he commenced employment at a challenging time for the Company.

        Under his employment agreement, Mr. Perry is entitled to certain benefits if his employment is terminated by the Company other than for cause (as defined in his employment agreement) or if he resigns for good reason (as defined in his employment agreement), as described in the "Payments upon Termination or Change of Control" section of this proxy statement.

        In January 2016, Mr. Perry was promoted to Chief Financial and Administration Officer. In connection with his promotion, the Compensation Committee approved a base salary increase to $450,000 per year and an annual target bonus of 50% of his base salary, each effective in February 2016. In addition, Mr. Perry received a one-time cash incentive bonus opportunity, comprised of payments to Mr. Perry of up to a total of $450,000, subject to the achievement of certain strategic corporate events and Mr. Perry's continued employment with the Company. Mr. Perry also received a grant of options to purchase 200,000 shares of our common stock, of which 25% of such shares vested and became exercisable on February 12, 2016, and the remaining 75% of such shares will vest in equal annual installments on December 31, 2016, December 31, 2017 and December 31, 2018, subject to Mr. Perry's continued employment with the Company. In connection with Mr. Perry's promotion, the Compensation Committee determined the compensation levels for Mr. Perry based on negotiations between the Company and Mr. Perry and in consideration of his experience, his performance at the Company to date, the expanded scope and additional responsibilities of his new role as Chief Financial & Administration Officer, and the significant challenges facing the Company.

Compensation Arrangements of Former Acting Chief Financial Officer and Former Chief Accounting Officer

        David Aubuchon, our former Chief Accounting Officer, was appointed by the Board to serve as acting Chief Financial Officer from June 2015 until July 2015. In connection with his appointment to acting Chief Financial Officer, Mr. Aubuchon received an increase in base salary from $250,000 to $275,000 per year, and was granted an option to purchase 30,000 shares of our common stock, which option would have vested and become exercisable with respect to 25% of such shares on the first anniversary of the date of grant, and with respect to the remaining 75% of the shares in equal monthly installments over the next three years. In addition, the Compensation Committee approved a bonus of $75,000 to Mr. Aubuchon, provided that certain required Company filings were timely filed, which was paid on March 31, 2016. Mr. Aubuchon stepped down from the role of acting Chief Financial Officer at the time of Mr. Perry's appointment as Chief Financial Officer, and resigned from his position as Chief Accounting Officer on April 15, 2016. In connection with his resignation, Mr. Aubuchon did not receive severance or other benefits, and forfeited the option granted to him in connection with his appointment to Acting Chief Financial Officer.

Resignation of Mark Fitzpatrick, Former Chief Financial Officer

        As described above, Mr. Fitzpatrick resigned from his position as Chief Financial Officer on June 5, 2015. Mr. Fitzpatrick did not receive severance or other benefits in connection with his resignation. However, in connection with his termination of employment, the exercise period of Mr. Fitzpatrick's vested stock options was extended until February 18, 2016 because the exercise period would have otherwise expired during a period during which he was not permitted to sell shares under the Company's insider trading policy.

Termination of Employment of Dr. Sumeray, Former Chief Medical Officer, and Ms. Weger, Former Chief Performance Officer

        As described above, the employment of Dr. Sumeray and Ms. Weger each terminated effective January 28, 2016. In connection with Dr. Sumeray and Ms. Weger's terminations of employment, each received certain benefits generally consistent with his or her employment agreement, as described in the "Payments upon Termination or Change of Control" section of this proxy statement.

        In March 2016, we entered into a letter agreement with Dr. Sumeray, under which Dr. Sumeray agreed to provide consulting services (the "JNDA Services") in relation to the Company's Japanese New Drug Application for JUXTAPID and, at the Company's request, additional consulting services (together with the JNDA Services, the "Consulting Services") in relation to the Company's JUXTAPID REMS program. The Company will pay Dr. Sumeray at a rate of $300 per hour for the Consulting Services, and the Company will reimburse Dr. Sumeray's reasonable business expenses incurred in the performance of the Consulting Services. In addition to the compensation described above and as set forth in his employment agreement, in lieu of his $200,000 retention bonus, Dr. Sumeray is eligible for bonuses totaling up to $200,000 if he satisfactorily performs and completes the Consulting Services.

Dr. Sumeray was paid $150,000 of the total bonus amount in March 2016 in connection with his performance of the Consulting Services. The Company also agreed to forgive $42,269 owed by Dr. Sumeray to the Company as a result of an unintentional overpayment to Dr. Sumeray in exchange for Dr. Sumeray's waiver of a housing allowance and reimbursement for tax support services representing a comparable amount.

Other 2015 Compensation Decisions

        Our 2015 compensation decisions mainly reflect the performance of our named executive officers in achieving our performance goals in 2014 and 2015, our stock performance during 2014 and 2015, and business challenges from 2015 that continue into 2016.

  Base Salary

        The Compensation Committee establishes base salary levels and increases with the objective of providing base salaries generally at the 50th percentile relative to our peer group and similarly-situated companies based on the Radford Global Life Sciences Survey. The base salaries of our named executive officers are reviewed annually, and are considered for adjustment to reflect individual roles, experience, capability, scope of responsibility, and performance during the year, the impact of the executive's performance on our overall performance, and the Radford benchmarking data regarding our peer group and similar companies as shown on the Radford Global Life Sciences Survey.

        Although we achieved many of our corporate objectives during 2014, the Compensation Committee determined, after consultation with our former Chief Executive Officer, that the named executive officers would not receive base salary merit increases or market-based adjustments for 2015. As a result, 2015 base salaries for our executive team that were in place as of February 2015, including for our then Chief Executive Officer, Marc Beer, remained unchanged from 2014 levels. This decision was made to maintain alignment between our executive officers and our stockholders. Annual salaries of our named executive officers during 2014 and 2015 are as follows:

Named Executive Officers	2015 ($)		2014 ($)
Sandford Smith	635,000	*	—
Marc Beer	635,000		635,000
Gregory Perry	390,000	**	—
David Aubuchon	275,000	***	—
Mark Fitzpatrick	370,500		370,500
Martha Carter	340,000		340,000
Mark Sumeray	405,000		405,000
Mary Weger	345,000		345,000

*
As described above, Mr. Smith, our Chair, served as interim Chief Executive Officer from July 2015 to January 2016.

**
As described above, Mr. Perry was appointed as our Chief Financial Officer in July 2015.

***
As described above, Mr. Aubuchon received a base salary increase from $250,000 per year to $275,000 per year in connection with his appointment as acting Chief Financial Officer in June 2015.

  Performance-Based Short-Term Incentive Compensation

        The Compensation Committee has the authority to award annual performance-based cash bonuses to our named executive officers. The target cash bonuses for our named executive officers in 2015, as a percentage of base salary, were as follows: Mr. Beer—70%; Mr. Fitzpatrick—45%; Mr. Perry—45%; Dr. Sumeray—45%; Ms. Weger—40%; Ms. Carter—40%; and Mr. Aubuchon—30%. In addition, as noted above, Mr. Smith was eligible for a cash bonus in 2015 of 50% of his base salary, pro-rated for the portion of the year during which he was employed as interim Chief Executive Officer. Mr. Beer, Mr. Fitzpatrick, Dr. Sumeray and Ms. Weger did not receive bonuses for 2015 performance because they were not employees as of the date on which annual bonuses were paid.

        Although certain of our named executive officers were entitled to a 2015 bonus based on the level of corporate performance and their individual performance, the Compensation Committee determined, after consultation with Mr. Smith and Ms. Szela, that our named executive officers who were eligible for 2015 cash bonus awards, other than Mr. Smith and Mr. Aubuchon, would not receive such awards. This decision was made to continue to maintain alignment between our executive officers and our stockholders.

        In connection with Mr. Smith's appointment as interim Chief Executive Officer in July 2015, Mr. Smith became eligible to earn a cash bonus for 2015 based on the following criteria: his performance in the role of interim Chief Executive Officer; management of, and serving as a leader with respect to, the Company during this challenging time; and helping to secure a permanent Chief Executive Officer. In April 2016, the Compensation Committee determined that Mr. Smith had earned 100% of his target bonus, and awarded him a bonus of $136,568.

        As described above, Mr. Aubuchon served as an executive officer on an interim basis only during June and July 2015, and served in a non-executive officer capacity for the remainder of the year. As a result, the Compensation Committee determined that it was appropriate to treat Mr. Aubuchon as a non-executive officer for purposes of determining his 2015 bonus entitlement. As described above in this CD&A, the Compensation Committee's determination of the level of corporate performance achieved for 2015 impacted not only bonuses payable to our named executive officers, but also to other eligible employees of the Company. These other employees remained eligible to receive a bonus based on achievement of 50% of the target level of corporate performance goals. In addition, the Compensation Committee deemed the individual performance goals for all eligible non-executive employees to have been achieved at 100% in lieu of reviewing individual performance criteria. Mr. Aubuchon was treated in the same manner and earned a bonus of $39,131.

        The actual amount that our named executive officers could have earned with respect to 2015 bonuses, had they been paid, was based on the achievement of corporate and individual goals, with 80% of the bonus tied to achievement of corporate goals and 20% tied to achievement of individual goals, except for Mr. Beer, our former Chief Executive Officer, whose target bonus was tied 100% to achievement of corporate goals, and Mr. Aubuchon, whose bonus was tied 75% to achievement of corporate goals and 25% to achievement of individual goals in accordance with the Company's bonus program for vice presidents. The Compensation Committee has the discretion to award cash bonuses that are greater than or less than a named executive officer's target bonus amount, depending on the level of achievement of corporate or individual performance goals. The maximum payout level under the corporate goals is 150% of target.

        Our approved 2015 corporate goals consisted of:

Corporate Goals	Weight	Actual Performance	% Earned
2015 net revenues (lomitapide and metreleptin)	40%	—	35.5%
Total revenues: ≥242.7 million	32%	Partially achieved—$240MM of total revenues	27.5%
9% of revenues from ex-US	4%	Achieved—10.2% of revenues generated ex-US	4%
10 revenue generating countries	4%	Achieved—11 revenue-generating countries	4%
Clinical/regulatory	15%		13.5%
Complete trial and final clinical study report and submit JNDA	12%	Achieved; JNDA filed in Jan. 2016 based on PMDA request	12%
Lomitapide pediatric trial 40% enrolled	1.5%	Not achieved	0%
Approval of lomitapide in two additional countries	1.5%	Achieved—approved in Taiwan and South Korea	1.5%
Compliance—Develop and implement 2015 compliance monitoring and auditing plan in the US and continue to roll-out local compliance policies, procedures and training outside the US	15%	Achieved—metrics fully achieved; but assessed as partial achievement due to overall compliance status/investigation results	7.5%
Business development—Achieve an in-licensing, acquisition or other strategic transaction	10%	Not achieved	0%
Financial	10%		2.5%
Non-GAAP operating expenses (OpEx) not to exceed $198.6M	2.5%	Not achieved	0%
Non-GAAP profit before interest and taxes (PBIT)	2.5%	Not achieved	0%
Achieve cash flow positive operations for 2015 ≥ $6M	2.5%	Achieved—$16.0 M	2.5%
Achieve equity financing—minimum of $40M	2.5%	Not achieved	0%
Manufacturing/supply chain	5%		3.75%
Successfully validate and achieve regulatory approval of new lomitapide active pharmaceutical ingredient supplier	2.5%	Partially achieved—validation campaign achieved; not approved	1.25%
Develop second source strategy for lomitapide	1.25%	Achieved	1.25%
Assume responsibility for metreleptin manufacturing/supply with no interruption of product supply	1.25%	Achieved	1.25%
Organizational—Create and execute corporate performance blueprint with function heads; implement employee engagement initiatives; implement organization design strategy	5%	Achieved	5%

Total	100%	—	67.75%

        In determining our corporate performance score each year, the Compensation Committee may also elect to consider our overall performance in addition to our level of achievement against approved corporate performance goals for the relevant year. In light of the Company's overall performance in 2015, the Compensation Committee reduced the corporate performance score to 50%.

        The individual performance goals for our named executive officers, other than for our former Chief Executive Officer, are tailored to each executive's role at the Company. These performance goals for 2015 target cash bonuses were established by the Compensation Committee, in consultation with our former Chief Executive Officer, in January 2015. Because the Compensation Committee determined that our named executive officers who were eligible for 2015 cash bonus awards, other than Mr. Smith and Mr. Aubuchon, would not receive such awards, no individual performance goals were taken into account when determining whether 2015 cash bonus awards would be paid to our named executive officers.

  Long-Term Incentives

        We have a broad-based equity compensation program designed to reward and motivate our employees, including our named executive officers. Equity awards help align the interests of our named executive officers and other employees with the long-term interests of our stockholders, and provide an opportunity for employees to acquire an ownership interest in the Company.

  New Hire, Promotion and Annual Awards

        Each of our named executive officers received stock options in connection with his or her hire and upon promotion, as applicable.

        Our named executive officers are eligible to receive annual grants of stock option and restricted stock unit awards. Prior to 2015, our annual equity program consisted only of stock option awards. In December 2014, in an effort to retain key talent, the Compensation Committee approved new equity guidelines for the 2015 annual equity program to provide that the annual grant for eligible employees, including our named executive officers, would include restricted stock units as well as stock options, in a 2:1 ratio of options to restricted stock units. The restricted stock units vest in equal annual installments over three years from the date of grant. In April 2016, in light of the substantial changes in management in 2015 and into 2016, the reduction in our workforce in February 2016, and the decline in our stock price, such that most equity awards for our employees, including our executives, were significantly out of the money in the first quarter of 2016, the Compensation Committee approved new equity guidelines for the 2016 annual equity program to provide that the annual grant for eligible employees below senior management would be comprised 100% of restricted stock units, and that the executive management team would receive stock options and restricted stock units, in a 2:1 ratio of options to restricted stock options.

        Stock option awards provide our named executive officers with the right to purchase shares of our common stock at a fixed exercise price, subject to continued employment with the Company. Stock options granted prior to October 2013 generally vest over four years in equal monthly installments commencing immediately after the date of grant. In October 2013, we revised the vesting schedule for stock option grants to new hires and for promotions and annual grants to existing employees to provide that stock options granted on or after October 1, 2013 generally vest as to 25% of the options on the first anniversary of the grant date and vest in equally monthly installments as to the remaining shares over the remaining three-year period until fully vested. We consider time-vesting stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant.

        We have also granted equity awards to certain of our named executive officers when specific circumstances have warranted such grants, including for purposes of executive retention or to better align an executive's compensation with that of our other executive officers. In 2015, to provide an additional retention incentive, we granted the supplemental stock options described above.

  Performance-Based Long-Term Incentive Plan

        In 2012, we implemented the LTIP, which is delivered in the form of performance-based stock options that vest only upon achievement of key long-term performance goals. Each performance cycle under the LTIP is three years. As of December 31, 2015, awards for the 2013 - 2015 and 2014 - 2016 performance cycles were outstanding. Due to the evolving nature of our business, and the need to focus on our near-term operational performance and retention, the Compensation Committee, after consultation with our former Chief Executive Officer, determined that LTIP awards would not be granted to our former Chief Executive Officer or our other named executive officers for the 2015 - 2017 performance cycle. Given the substantial changes in senior management that took place in the beginning of 2016 and that the nature of our business continues to evolve, we have determined not to grant LTIP awards for the 2016-2019 performance cycle.

        The LTIP awards for the 2013 - 2015 and 2014 - 2016 performance cycles are structured to vest as to the number of shares of stock underlying the option award, if any, which corresponds to our level of achievement against the performance goals applicable to such cycle, which were set in 2013 and 2014, respectively. The performance goals, and their relevant weightings, for the 2013 - 2015 LTIP performance cycle were worldwide net revenues (40%), the number of revenue-generating countries in 2015 (30%), average market capitalization (20%), and clinical development of lomitapide (10%). After reviewing the level of achievement against the 2013 - 2015 performance goals, the Compensation Committee determined that none of the LTIP options granted by the Committee on February 1, 2013 would vest and become exercisable because the Company did not meet the performance goals regarding the number of revenue-generating countries, average market capitalization, and clinical development of lomitapide.

        The performance goals, and their relevant weightings for the 2014 - 2016 LTIP performance cycle are as follows: worldwide net revenues (40%), non-GAAP profit before interest and tax from lomitapide operations in fiscal year 2016 (40%), and clinical development of lomitapide in Japanese HoFH patients and pediatric HoFH patients (20%). These specific goals were chosen due to their impact on our profitability and on our ability to obtain regulatory approvals for lomitapide in additional key markets. As of April 1, 2016, only Ms. Carter still has an outstanding award under this LTIP award.

  2015 Equity Award Determinations

        In making grant decisions relating to our named executive officers, the Compensation Committee utilizes competitive market data provided by Radford to target our annual stock option and restricted stock unit awards at the 50th to 75th percentile relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey for the executive's position and also considers the executive's level and scope of responsibility and potential contribution to the advancement of our corporate objectives. Typically, larger awards have been made to the named executive officers with the roles and responsibilities that are more likely to build long-term stockholder value through their potential to contribute to our growth and to help us achieve key milestones. In December 2015 and in April 2016, the Compensation Committee reviewed our equity guidelines, and approved maintaining the current levels to ensure retention and to continue to manage our burn rate, through the use of restricted stock units and stock options, in a 2:1 ratio of options to restricted stock units.

        In addition to her 2015 annual stock option grant, Ms. Carter was also granted an option to purchase 3,000 shares of our common stock in May 2015. This award was intended to align her original annual grant with that of our other executive officers.

        In addition, as described above, our 2015 compensation program was more heavily focused on retention-related awards than in prior years due to the challenges we faced during the year. As a result, in order to incentivize and retain certain of our named executive officers in light of the significant changes to the executive management team during 2015 and the uncertain business environment facing the Company, Ms. Carter, Mr. Perry, Dr. Sumeray and Ms. Weger were each granted a supplemental stock option to purchase 40,000 shares of our common stock. Such options vest and become exercisable with respect to 25% of the shares on the first anniversary of the grant date, and with respect to the remaining 75% of the shares in equal monthly installments over the next three years. These supplemental grants were forfeited by each of Dr. Sumeray and Ms. Weger in connection with the termination of their employment in January 2016.

        For a summary of the equity grants made to our named executive officers in 2015, please see the "Grants of Plan Based Awards" table below. As discussed above, no LTIP awards were granted to our named executive officers in 2015.

  Equity Grant Approvals/Timing

        All equity grants to our named executive officers must be approved by the Compensation Committee. The Compensation Committee has delegated authority to our Chief Executive Officer to grant stock options to employees other than executive officers based on a budget and guidelines approved by the Compensation Committee that are consistent with our overall compensation philosophy. All stock options are awarded with an exercise price equal to fair market value of a share of common stock on the date of grant calculated based on the closing market price of our common stock on such date. The grant date of equity awards will typically be determined as follows:

  •
  grants made in conjunction with the hiring of a new employee or the promotion of an existing employee are generally made on the first trading day of the month following the later of (1) the employee's hire date or promotion date or, as applicable, and (2) the date on which such grant is approved.

  •
  grants made to existing employees other than in connection with a promotion are generally approved, if at all, on an annual basis in the first quarter of the year and are typically made on the first trading day of April of each such year.

        Notwithstanding the foregoing, we have made exceptions to the general grant date guidelines described above. Specifically, the grants made to Ms. Szela in connection with her commencement of employment, and to Mr. Smith in connection with his appointment as interim Chief Executive Officer, were made effective as of the date of hire or date of appointment, as applicable, as a result of negotiations between the Company and the executive. Also, given the evolving nature of our business and our changes to the equity compensation program in 2016, the annual grants to existing employees will be made in May 2016.

        See "Potential Payments upon Termination or Change-in-Control" for a discussion of the change-in-control provisions related to stock options held by our named executive officers.

Other Compensation

        Broad-based benefit programs.    We currently maintain broad-based employee benefits that are provided to all full-time employees, including our named executive officers, including health insurance, life and disability insurance, dental and vision insurance and a 401(k) plan.

        Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code. Our 401(k) plan permits employees to make contributions up to the statutory limit. We have the discretion to match up to 50% of the first 6% of gross wages that an employee contributes, resulting in a maximum match by us that totals up to 3% of an employee's gross wages (as further limited by statutorily defined annual compensation limits). We matched employee contributions in 2015.

        Perquisites.    We provide certain additional benefits to our named executive officers. For our named executive officers who do not live in the Cambridge, Massachusetts area, we generally provide certain relocation, commuting and related benefits, including an offset of tax liability associated with such benefits for a period of time following commencement of employment with us. In certain cases, we also provide tax, legal and financial planning services.

        During Mr. Smith's tenure as interim Chief Executive Officer, we provided him with a monthly housing allowance, reimbursed him for reasonable commuting expenses and offset any tax liability of Mr. Smith associated with such commuting expense reimbursements. In addition, we agreed to reimburse him for any Massachusetts personal income tax liability on taxable income up to $800,000 that would not otherwise have been subject to Massachusetts state taxes had Mr. Smith not been a Massachusetts tax resident as a result of his duties as Chief Executive Officer. We also reimbursed him for actual and reasonable fees for legal, tax and/or accounting advice obtained in connection with the review, negotiation and execution of his employment agreement, up to $25,000. In addition, Mr. Smith was eligible for Company-subsidized health care continuation and other related out-of-pocket expenses under certain circumstances relating to the potential loss of coverage under his pre-existing health plan due to his appointment as interim Chief Executive Officer; however, because he did not lose such coverage, he was not entitled to this health care continuation subsidy.

        Pursuant to Mr. Perry's employment agreement, as amended, we agreed to reimburse him for certain commuting and relocation expenses for a period of up to 24 months from the date of his hire, and to provide a tax gross-up on such amounts.

        In connection with Dr. Sumeray's temporary assignment to Germany in October 2015, the Company provided to him an incidental assignment allowance (and a tax gross-up on such allowance), a housing allowance and tax assistance. Pursuant to Dr. Sumeray's employment agreement, as amended, until December 31, 2013, we had provided him with a housing allowance towards the rental of an apartment in the Cambridge, Massachusetts area and an amount to offset the associated tax liability related to such housing allowance and agreed to reimburse Dr. Sumeray for his reimbursable travel expenses directly related to his commuting to our Cambridge offices. In connection with the letter agreement Dr. Sumeray entered into with the Company in March 2016, Dr. Sumeray waived any further housing allowance payments and reimbursement for tax support services in exchange for the Company's agreement to forgive $42,269 owed by Dr. Sumeray to the Company as a result of an unintentional overpayment to Dr. Sumeray.

        Pursuant to Ms. Weger's employment agreement, as amended, we had provided Ms. Weger with relocation and transition payments to cover a housing allowance towards the rental of an apartment in the Cambridge, Massachusetts area, her reimbursable travel expenses directly related to her commuting to our Cambridge offices, and a tax gross-up payment on such allowance through September 30, 2016. These payments ceased upon her termination of employment with us.

        Detailed information regarding the perquisites that we have provided to our named executive officers is set forth below in this CD&A under "Other Compensation/Certain Personal Benefits" and the "Summary Compensation Table" following this CD&A.

        In addition, pursuant to Ms. Szela's employment agreement, during the term of her employment, we provide her with a housing allowance of up to $7,200 per month, reimburse her for reasonable commuting expenses between the Chicago, Illinois area and the Cambridge, Massachusetts area, including air travel, offset any tax liability associated with such housing allowance and commuting expense reimbursements, and reimburse her for tax and financial planning expenses up to $15,000 on an annual basis.

        Severance and change-in-control payments/benefits.    As discussed below in "Employment Agreements with Named Executive Officers" and in "Potential Payments Upon Termination or Change-in-Control," we have agreements with our named executive officers providing certain severance benefits to them upon termination of their employment or in connection with a change in control of the Company, including the acceleration of vesting of then outstanding unvested equity awards. Our goal in providing severance and change in control benefits is to offer sufficient protection such that a named executive officer will devote his or her full time and attention to the requirements of the business rather than to the potential implications of a change in control for his or her position. We prefer to have certainty regarding the potential severance amounts payable to our named executive officers under specified circumstances, rather than negotiating severance at the time that a named executive officer's employment terminates. We did, however, negotiate modifications to Dr. Sumeray's severance benefits, as described above. We have also determined that accelerated vesting provisions in connection with a termination of employment following a change in control are appropriate because such provisions will encourage our executives holding unvested equity awards, including our named executive officers, to stay focused on their responsibilities in such circumstances, rather than be distracted by the potential implications for them of a change in control.

  Say-on-Pay Consideration

        We provide our stockholders with the opportunity to cast an advisory vote, once every three years, to approve the compensation of our named executive officers (commonly referred to as "Say-on-Pay"). The last such advisory Say-on-Pay vote took place at our annual meeting of stockholders held in June 2014, at which a substantial majority (95.4%) of the votes cast on the proposal at that meeting voted in favor of approving the overall compensation of our named executive officers and our compensation philosophy, policies and practices. The Compensation Committee believes the results of that advisory Say-on-Pay vote affirm stockholders' support of our approach to executive compensation, and we have not implemented any changes as a direct result of the vote. In addition, the Compensation Committee has sought to align compensation with the interests of our stockholders during a challenging two-year period. We have eliminated or reduced, as applicable, base salary increases, where appropriate, and have also eliminated or reduced, as applicable, annual short-term incentive payouts when actual accomplishments were not seen to be reflective of the Company's overall performance. We have also aligned our long-term incentives with stockholders, through the use of options, and have used restricted stock units primarily to retain executives during this challenging time. The Compensation Committee continues to review, assess and adjust our named executive officers' compensation on a regular basis to best position the Company to achieve its compensation objectives. We expect that the Compensation Committee will continue to consider the outcome of advisory votes on executive compensation when making future compensation decisions with respect to our named executive officers.

  Section 162(m) of the Internal Revenue Code and Accounting Considerations

        We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our named executive officers in a manner designed to promote our long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

        Section 162(m) of the Code limits to $1 million the amount a company may deduct for compensation paid to its chief executive officer and any of its other three named executive officers (excluding the chief financial officer). This limitation does not, however, apply to compensation meeting the definition of "qualifying performance-based compensation." The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m). The stock options granted to our named executive officers during 2015 were intended to be tax-deductible compensation under Section 162(m). Our annual cash incentive awards, as currently structured, and time-based restricted stock units are not considered performance-based compensation for purposes of Section 162(m). Therefore, the value of those bonuses, had they been paid in 2015, in combination with the amount of salary and certain other elements of compensation, in excess of $1 million paid to our Chief Executive Officer or any of our three highest paid executive officers, other than our Chief Executive Officer and our Chief Financial Officer who were serving in office on December 31, 2015, would not be tax deductible by us.

        The Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for 2015.

By the Compensation Committee of the Board of Directors of Aegerion Pharmaceuticals, Inc.

Paul Thomas, Chairman
Sol J. Barer, Ph.D.
David I. Scheer

This report shall not constitute "soliciting material," shall not be deemed "filed" with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

 Executive Compensation Tables

Summary Compensation

        The information included in the Summary Compensation Table below reflects compensation earned, if applicable, during each of the last three years by our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)		Total Compensation ($)
Sandford D. Smith (former interim Chief Executive Officer)(5)	2015	$275,167	$—		$418,368	$243,461	$136,538	$70,230	(11)	$1,143,764
Marc Beer (former Chief Executive Officer)(6)	2015	$370,417	$—		$2,048,057	$858,000	$—	$344,398	(12)	$3,620,872
	2014	$635,000	$—		$3,516,720	$—	$—	$46,811	(13)	$4,198,531
	2013	$584,200	$—		$5,875,091	$—	$569,595	$7,650	(14)	$7,036,536
Gregory Perry (Chief Financial & Administration Officer)(7)	2015	$189,583	$85,000	(10)	$2,707,048	$—	$—	$38,705	(15)	$3,020,336
David Aubuchon (former acting Chief Financial Officer)(8)	2015	$203,472	$—		$634,696	$—	$39,131	$5,763	(14)	$883,062
Mark Fitzpatrick (former Chief Financial Officer)(9)	2015	$159,521	$—		$783,955	$260,000	$—	$9,171	(14)	$1,212,646
	2014	$370,500	$—		$1,141,936	$—	$—	$7,800	(14)	$1,520,236
	2013	$350,000	$—		$1,327,839	$—	$203,000	$7,650	(14)	$1,888,489
Mark Sumeray (former Chief Medical Officer)	2015	$405,000	$—		$1,053,164	$260,000	$—	$56,965	(16)	$1,775,129
	2014	$405,000	$—		$1,141,936	$—	$—	$75,175	(17)	$1,622,111
	2013	$380,000	$—		$2,391,457	$—	$220,400	$81,150	(18)	$3,073,007
Mary Weger (former Chief Performance Officer)	2015	$345,000	$—		$857,327	$182,000	$—	$119,907	(19)	$1,504,234
	2014	$341,264	$—		$1,295,050	$—	$—	$23,643	(20)	$1,659,957
	2013	$320,000	$—		$1,025,343	$—	$168,000	$—		$1,513,343
Martha Carter (Chief Regulatory Officer)	2015	$340,000	$—		$1,034,904	$252,830	$—	$7,800	(14)	$1,635,534
	2014	$340,000	$—		$—	$—	$—	$7,800	(14)	$347,800
	2013	$314,517	$—		$—	$—	$184,000	$9,163	(14)	$507,680

(1)
Bonus and non-equity incentive compensation amounts are for performance in the applicable year, whether or not paid in the year the compensation was earned based on such performance.

(2)
Represents the grant date fair value of stock option awards using the Black-Scholes option-pricing model in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. In determining the Black-Scholes value, we used the assumptions described in Note 13 to the consolidated audited financial statements in our Annual Report on Form 10-K for each of the covered fiscal years. The 2015 option awards underlying the corresponding 2015 dollar amounts for each named executive officer consist of:

•
For Mr. Aubuchon: In connection with his commencement of employment, a grant of options to purchase 20,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years, and an additional grant of options to purchase 30,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% vest in equal monthly installments over the next three years in connection with his role as acting Chief Financial Officer. The unvested portion of these options were forfeited in connection with Mr. Aubuchon's termination of employment.

•
For Mr. Beer: An annual grant of options to purchase 133,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years. Pursuant to his separation agreement and as set forth in his employment agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited. Also includes the incremental fair value associated with the modification of his options to extend the period of time in which Mr. Beer was able to exercise his vested stock options from 90 days following his termination of employment to six months.

•
For Ms. Carter: An annual grant of options to purchase 27,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years; an additional grant of options to purchase 13,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% vest in equal monthly installments over the next three years; and, in connection with the Company's executive retention efforts (as described above in the CD&A section of this proxy statement), a grant of options to purchase 40,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% vest in equal monthly installments over the next three years.

  •
  For Mr. Fitzpatrick: An annual grant of options to purchase 40,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years. As a result of Mr. Fitzpatrick's resignation in June 2015, the options granted to Mr. Fitzpatrick were either forfeited or have expired. Also includes the incremental fair value associated with the modification of his options to extend the period of time in which Mr. Fitzpatrick was able to exercise his vested stock options until February 18, 2016 because the exercise period would have otherwise expired during a period during which he was not permitted to sell shares under the Company's insider trading policy.

  •
  For Mr. Perry: In connection with his commencement of employment, a grant of options to purchase 200,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years, and, in connection with the Company's executive retention efforts (as described above in the CD&A section of this proxy statement) a grant of options to purchase 40,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% vest in equal monthly installments over the next three years.

  •
  For Mr. Smith: In connection with his appointment as interim Chief Executive Officer, a grant of options to purchase 40,000 shares of common stock, which vested in its entirety on January 27, 2016.

  •
  For Mr. Sumeray: An annual grant of options to purchase 40,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years, and, in connection with the Company's executive retention efforts (as described above in the CD&A section of this proxy statement) a grant of options to purchase 40,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% vest in equal monthly installments over the next three years. These options were forfeited in connection with Mr. Sumeray's termination of employment.

  •
  For Ms. Weger: An annual grant of options to purchase 27,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years, and, in connection with the Company's executive retention efforts (as described above in the CD&A section of this proxy statement), a grant of options to purchase 40,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% vest in equal monthly installments over the next three years. These options were forfeited in connection with Ms. Weger's termination of employment.

(3)
Represents the grant date fair value of stock awards determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. To calculate grant date fair values, we used the assumptions described in Note 13 to the consolidated audited financial statements in our Annual Report on Form 10-K for 2015. The 2015 stock awards underlying the corresponding 2015 dollar amounts for each named executive officer consist of:

•
For Mr. Beer: A grant of restricted stock units for 33,000 shares of common stock, which vests as to 33.34% of such units on the first anniversary of the grant date, 33.33% of such units on the second anniversary of the grant date, and 33.33% of such units on the third anniversary of the grant date. Pursuant to his separation agreement and as set forth in his employment agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited.

•
For Ms. Carter: A grant of restricted stock units for 7,000 shares of common stock and an additional grant of restricted stock units for 3,000 shares of common stock, each of which vests as to 33.34% of such units on the first anniversary of the grant date, 33.33% of such units on the second anniversary of the grant date, and 33.33% of such units on the third anniversary of the grant date.

•
For Mr. Fitzpatrick: A grant of restricted stock units for 10,000 shares of common stock, which vests as to 33.34% of such units on the first anniversary of the grant date, 33.33% of such units on the second anniversary of the grant date, and 33.33% of such units on the third anniversary of the grant date. All restricted stock units granted to Mr. Fitzpatrick were forfeited in connection with his resignation in June 2015.

•
For Mr. Smith: In connection with his appointment as interim Chief Executive Officer, a grant of restricted stock units for 13,333 shares of common stock, which vests as to 16.67% on each of the following dates—January 27, 2016; July 27, 2016; January 27, 2017; July 27, 2017; January 27, 2018; and August 21, 2018.

•
For Dr. Sumeray: A grant of restricted stock units for 10,000 shares of common stock, which vests as to 33.34% of such units on the first anniversary of the grant date, 33.33% of such units on the second anniversary of the grant date, and 33.33% of such units on the third anniversary of the grant date. This grant of restricted stock units was forfeited in connection with Dr. Sumeray's termination of employment in January 2016.

•
For Ms. Weger: A grant of restricted stock units for 7,000 shares of common stock, which vests as to 33.34% of such units on the first anniversary of the grant date, 33.33% of such units on the second anniversary of the grant date, and 33.33% of such units on the third anniversary of the grant date. This grant of restricted stock units was forfeited in connection with Ms. Weger's termination of employment in January 2016.

(4)
2013 amounts represent cash bonus payments paid in 2014 for performance in 2013. No cash bonus payments were made with respect to 2014 performance or 2015 performance (other than to Mr. Smith and Mr. Aubuchon, for 2015 performance).

(5)
Mr. Smith served as our interim Chief Executive Officer from July 2015 to January 2016. Amounts in the Summary Compensation Table with respect to Mr. Smith relate to compensation for his service as interim Chief Executive Officer. For amounts paid or provided to him in connection with his service as a member of the Board, see the Director Compensation Table.

(6)
Mr. Beer resigned as Chief Executive Officer and a member of our Board of Directors in July 2015.

(7)
Mr. Perry served as our Chief Financial Officer from July 2015 to February 2016, when he was promoted to Chief Financial and Administrative Officer.

(8)
Mr. Aubuchon served as our acting Chief Financial Officer from June 2015 to July 2015.

(9)
Mr. Fitzpatrick resigned as Chief Financial Officer in June 2015.

(10)
Represents a one-time signing bonus paid to Mr. Perry in accordance with the terms of his employment agreement.

(11)
Represents amounts paid or reimbursed to Mr. Smith in connection with his relocation transition expenses ($50,708); gross-up payments to cover taxes on the relocation transition expenses ($13,172); and 401(k) matching contributions ($6,350).

(12)
Represents severance payments ($264,583), vacation paid ($30,724), gross-up payments to cover taxes paid or reimbursed to Mr. Beer in connection with his travel, accommodations, and dining expenses incurred related to a Company-sponsored trip for certain employees ($41,290); and 401(k) matching contributions ($7,800).

(13)
Represents gross-up payments to cover taxes paid or reimbursed to Mr. Beer in connection with his travel, accommodations, and dining expenses incurred related to a Company-sponsored trip for certain employees ($39,011); and 401(k) matching contributions ($7,800).

(14)
Represents a 401(k) matching contribution made with respect to the relevant fiscal year.

(15)
Represents amounts paid or reimbursed to Mr. Perry in connection with his housing and commuting expenses ($22,506) and the gross-up payments to cover taxes on these expenses ($10,836); and 401(k) matching contributions ($5,363).

(16)
Represents amounts paid or reimbursed to Dr. Sumeray in connection with his relocation expenses associated with his assignment to Germany ($49,165); and 401(k) matching contributions ($7,800).

(17)
Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($67,375); and 401(k) matching contributions ($7,800), including an inadvertent overpayment made to Dr. Sumeray, of which the Company agreed to forgive $42,269 in exchange for Dr. Sumeray's waiver of a housing allowance and reimbursement for tax support services representing a comparable amount, as generally described in "Termination of Employment of Dr. Sumeray, Former Chief Medical Officer, and Ms. Weger, Former Chief Performance Officer."

(18)
Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($73,500); and 401(k) matching contributions ($7,650).

(19)
Represents amounts paid or reimbursed to Ms. Weger in connection with her relocation transition and commuting expenses ($75,973) and the gross-up payments to cover taxes on such expenses ($36,579); and 401(k) matching contributions ($7,355).

(20)
Represents amounts paid or reimbursed to Ms. Weger in connection with her relocation transition and commuting expenses ($13,500); gross-up payments to cover taxes on such expenses ($2,953); and 401(k) matching contributions ($7,190).

Grants of Plan-Based Awards

        The following table sets forth certain information with respect to awards under our non-equity and equity incentive plans made to our named executive officers during 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Option Awards: Number of Securities Underlying Options (#)	All Stock Awards: Number of Shares of Stock or Units (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Option And Stock Awards ($)(4)
Name	Grant Date		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)
Sandford D. Smith			254,000	317,500	476,250
	6/26/15	(7)				18,000		17.98	177,532
	8/21/15	(8)				40,000		18.26	418,368
	8/21/15	(9)					13,333		243,461
Marc Beer(5)			355,600	444,500	666,750
	4/1/15	(10)				133,000		26.00	2,048,057
	4/1/15	(11)					33,000		858,000
Gregory Perry(6)			140,400	175,500	263,250
	8/3/15	(10)				200,000		19.58	2,256,460
	8/4/15	(10)				40,000		19.52	450,588
David Aubuchon			66,000	82,500	123,750
	4/1/15	(10)				20,000		26.00	301,288
	6/1/15	(10)				30,000		19.18	333,408
Mark Fitzpatrick(5)			133,380	166,725	250,088
	4/1/15	(10)				40,000		26.00	783,955
	4/1/15	(11)					10,000		260,000
Mark Sumeray(5)			145,800	182,250	273,375
	4/1/15	(10)				40,000		26.00	602,576
	4/1/15	(11)					10,000		260,000
	8/4/15	(10)				40,000		19.52	450,588
Mary Weger(5)			110,400	138,000	207,000
	4/1/15	(10)				27,000		26.00	406,739
	4/1/15	(11)					7,000		182,000
	8/4/15	(10)				40,000		19.52	450,588
Martha Carter(6)			108,800	136,000	204,000
	4/1/15	(10)				27,000		26.00	406,739
	4/1/15	(11)					7,000		182,000
	5/1/15	(10)				13,000		23.61	177,577
	5/1/15	(11)					3,000		70,830
	8/4/15	(10)				40,000		19.52	450,588

(1)
Represents the 2015 threshold annual cash bonus, which is 80% of the target annual cash bonus. As discussed above in the CD&A section of this proxy statement, no 2015 cash bonus payments were paid to our named executive officers (other than Mr. Smith and Mr. Aubuchon). Amounts paid to Mr. Smith and Mr. Aubuchon in respect of 2015 annual cash bonuses are included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

(2)
Represents the 2015 target annual cash bonus. The target is based on a percentage of 2015 base salary, as described above in the CD&A section of this proxy statement. As discussed above, no 2015 cash bonus payments were paid to our named executive officers (other than Mr. Smith and Mr. Aubuchon).

(3)
Represents the 2015 maximum annual cash bonus. The maximum annual cash bonus in 2015 was 150% of target annual cash bonus for all our named executive officers. As discussed above, no 2015 cash bonus payments were paid to our named executive officers (other than Mr. Smith and Mr. Aubuchon).

(4)
For stock options, represents the grant date fair value using the Black-Scholes option-pricing model in accordance with ASC Topic 718. For restricted stock units, represents the grant date fair value determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. In determining grant date values, we used the assumptions described in Note 13 to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(5)
Mr. Beer, Mr. Fitzpatrick, Dr. Sumeray and Ms. Weger did not receive bonuses for 2015 because they were not employees as of the date on which annual bonuses were paid.

(6)
Neither Ms. Carter nor Mr. Perry received a bonus for 2015, as discussed above in the CD&A section of this proxy statement.

(7)
Represents an option to purchase 18,000 shares of common stock granted to Mr. Smith in connection with the services he performed while a non-employee director on our Board of Directors, which will vest in its entirety on June 26, 2016.

(8)
Represents an option to purchase 40,000 shares of common stock granted to Mr. Smith in connection with his appointment as interim Chief Executive Officer, which vested in its entirety on January 27, 2016.

(9)
Represents a grant of restricted stock units for 13,333 shares of common stock to Mr. Smith in connection with his appointment as interim Chief Executive Officer, which vests as to 16.67% on each of the following dates—January 27, 2016; July 27, 2016; January 27, 2017; July 27, 2017; January 27, 2018; and August 21, 2018.

(10)
25% of the options vest on the anniversary of the grant date and the remaining 75% of the options vest in equal monthly installments over the next three years. Pursuant to Mr. Beer's separation agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited. The stock options granted in 2015 to each of Dr. Sumeray, Ms. Weger, Mr. Fitzpatrick and Mr. Aubuchon were forfeited in connection with their respective terminations of employment.

(11)
33.34% of the restricted stock units vest on the first anniversary of the grant date, 33.33% of such units vest on the second anniversary of the grant date, and 33.33% of such units vest on the third anniversary of the grant date. Pursuant to Mr. Beer's separation agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited. The restricted stock unit awards granted in 2015 to each of Dr. Sumeray, Ms. Weger and Mr. Fitzpatrick were forfeited in connection with their respective terminations of employment.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        We have entered into employment agreements or offer letters with each of our named executive officers.

        Sandford D. Smith.    Mr. Smith served as our interim Chief Executive Officer from July 2015 until January 2016. Pursuant to his employment agreement, which was entered into in connection with his appointment, Mr. Smith received an annual base salary of $635,000, and was eligible to receive an annual cash bonus based on the achievement of certain performance goals with a target of 50% of his base salary, pro-rated for any partial year of employment. As described under "Appointment and Termination of Employment of Sandford Smith, Interim Chief Executive Officer" in the CD&A above, Mr. Smith was also granted stock options and restricted stock units upon commencement of his employment with us. For the period during which he served as interim Chief Executive Officer, Mr. Smith received a housing allowance and reimbursement of certain shipping and commuting expenses, as well as a tax gross-up on certain benefits provided to him, and was eligible for reimbursement of certain state income tax liabilities, each as described under "Executive Compensation Components—Other Compensation" in the CD&A and the value of which for 2015 is included in the "Summary Compensation" table. In addition, as described under "Executive Compensation Components—Other Compensation" in the CD&A above, Mr. Smith was eligible for Company-subsidized health care continuation and other related out-of-pocket expenses under certain circumstances relating to the potential loss of coverage under his pre-existing health plan due to his appointment as interim Chief Executive Officer; however, because he did not lose such coverage, he was not entitled to this health care continuation subsidy. During his employment with us, Mr. Smith was eligible to participate in our employee benefit plans, as may be in effect for employees of the Company from time to time.

        Marc Beer.    Mr. Beer served as our Chief Executive Officer from August 2010 until July 2015. Pursuant to his employment agreement, which was entered into in connection with his commencement of employment with us, Mr. Beer received a specified base salary and was eligible to receive a target annual cash bonus of a percentage of his base salary based on achievement of certain performance goals, each of which was subsequently increased. During his employment with us, Mr. Beer was eligible to participate in our employee benefit plans, as in effect for employees of the Company from time to time.

        Gregory Perry.    In June 2015, we entered into an employment agreement with Mr. Perry for the position of Chief Financial Officer. Pursuant to his employment agreement, Mr. Perry initially received an annual base salary of $390,000 and was eligible to receive an annual cash bonus based on the achievement of certain performance goals with a target of 45% of his base salary. In addition, Mr. Perry received a signing bonus and grant of options upon commencement of employment, each as described under "Compensation Arrangements of Gregory Perry, Chief Financial and Administrative Officer" in the CD&A above. For 2015, Mr. Perry was guaranteed the individual portion (20%) of his 2015 annual cash bonus, provided the entire executive team also received a 2015 annual bonus payout; however, because the entire executive team did not receive 2015 bonuses, Mr. Perry did not receive such guaranteed bonus payment. Mr. Perry is also entitled to reimbursement for certain commuting and relocation expenses, as described above under "Executive Compensation Components—Other Compensation" in the CD&A and in the "Summary Compensation" table. Mr. Perry is eligible to participate in our employee benefit plans, as may be in effect for employees of the Company from time to time.

        Mr. Perry was promoted to Chief Financial and Administration Officer in January 2016. For a description of the compensation arrangements the Company entered into with Mr. Perry in connection with his promotion, please see "Compensation Arrangements of Gregory Perry, Chief Financial and Administrative Officer" in the CD&A above.

        Mark Fitzpatrick.    Mr. Fitzpatrick served as our Chief Financial Officer from May 2011 until June 2015. Pursuant to his employment agreement, which was entered into in connection with his commencement of employment with us, Mr. Fitzpatrick received a specified base salary and was eligible to receive a target annual cash bonus of a percentage of his base salary based on achievement of certain performance goals, each of which was subsequently increased. During his employment with us, Mr. Fitzpatrick was eligible to participate in our employee benefit plans, as in effect for employees of the Company from time to time.

        David Aubuchon.    David Aubuchon served as our Chief Accounting Officer from March 2015 until April 2016, and was appointed by the Board to serve as acting Chief Financial Officer from June 2015 until July 2015. Pursuant to his offer letter, which he became party to upon commencement of employment with us, Mr. Aubuchon initially received an annual base salary of $250,000 and was also eligible to receive an annual cash bonus based on achievement of certain performance goals with a target of 30% of his base salary. In addition, Mr. Aubuchon was granted an option to purchase 20,000 shares of our common stock, which option vests and become exercisable as to 25% of the shares on the first anniversary of the grant date, with the remaining 75% of the shares to vest in equal monthly installments over the next three years. For a description of the compensation arrangements the Company entered into with Mr. Aubuchon in connection with his appointment as Acting Chief Financial Officer, please see "Compensation Arrangements of Former Acting Chief Financial Officer and Former Chief Accounting Officer" in the CD&A above. Mr. Aubuchon stepped down from the role of acting Chief Financial Officer at the time of Mr. Perry's appointment as Chief Financial Officer, and resigned from the Company on April 15, 2016.

        Mark Sumeray.    Dr. Sumeray served as our Chief Medical Officer from August 2011 until January 2016. Pursuant to his employment agreement, which was entered into in connection with his commencement of employment with us, Dr. Sumeray received a specified base salary and was eligible to receive a target annual cash bonus of a percentage of his base salary based on achievement of certain performance goals, each of which was subsequently increased. In addition, Dr. Sumeray received the following: (a) a housing allowance of up to $3,675 per month towards the rental of an apartment in the Cambridge, Massachusetts area, (b) gross-up payments on the housing allowance up to $5,145 per month, (c) reimbursable travel expenses directly related to his commuting to our Cambridge offices, and (d) gross-up payments on the reimbursable travel expenses, up to a maximum of 40% of the aggregate amount of such expense. The right to these benefits terminated on December 31, 2013.

        Effective October 1, 2015, Dr. Sumeray was placed on a temporary assignment to Germany for a period of time not to exceed one year. Dr. Sumeray received an incidental assignment allowance of $33,750 (and a gross-up thereon), a housing allowance of up to the lesser of $4,750 per month and the per diem lodging rates for Munich, Germany, as established by the U.S. Department under Federal Travel Regulations, and up to $5,000 in tax assistance.

        Following his termination of employment, Dr. Sumeray entered into a separation agreement with the Company, the terms of which are described under "Termination of Employment of Dr. Sumeray, Former Chief Medical Officer, and Ms. Weger, Former Chief Performance Officer" in the CD&A above.

        Mary Weger.    Ms. Weger served as our Senior Vice President, Human Resources from December 2011 until October 2014, at which time she was promoted to Chief Performance Officer and served in such capacity until her termination of employment in January 2016. Pursuant to her amended and restated employment agreement, which was entered into in connection with her promotion to Chief Performance Officer, Ms. Weger was entitled to receive an annual base salary of $345,000 and was eligible to receive an annual cash bonus based on achievement of certain performance goals with a target of 40% of her base salary.

        Pursuant to her amended and restated employment agreement, Ms. Weger received a relocation transition allowance to cover the following expenses: (a) a housing allowance of up to $4,500 per month towards the rental of an apartment in the Cambridge, Massachusetts area, (b) her reimbursable travel expenses directly related to her commuting to our Cambridge offices, and (c) a gross-up payment in an amount necessary to offset her associated tax liability. These benefits ceased upon Ms. Weger's termination of employment with us.

        Martha Carter.    In February 2011, we entered into an employment agreement with Ms. Carter for the position of Chief Regulatory Officer and Senior Vice President. Ms. Carter's employment agreement provided that she was entitled to receive a specified base salary and was eligible to receive a target annual cash bonus of a percentage of her base salary based on the achievement of certain performance goals, each of which has been subsequently increased. Ms. Carter's employment agreement also provided for the payment of a series of milestone bonuses equal to 5% of her annual base salary upon the occurrence of each of the following events, provided Ms. Carter is employed at the time that such bonus payments are earned: (1) approval of Lomitapide by the U.S Food and Drug Administration, and (2) approval of Lomitapide by the European Medicines Agency. Each of these milestone bonus payments has been paid to Ms. Carter.

        For a description of the severance payments and benefits to which each of our named executive officers is entitled upon certain qualifying terminations of employment, please see the "Payments Upon Termination or Change of Control" section of this proxy statement below.

Outstanding Equity Awards at Year-End

        The following table sets forth certain information with respect to outstanding options held by our named executive officers as of December 31, 2015.

	Options								Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units That have not Vested		Market Value of Shares or Units That Have not Vested(1)
Sandford D. Smith	16,435	(2)	—		—		$16.28	1/3/2022	—		—
	8,569	(3)	—		—		$15.00	6/5/2022	—		—
	14,700	(4)	—		—		$64.73	6/26/2023	—		—
	5,012	(4)	—		—		$32.55	6/26/2024	—		—
	—		18,000	(4)	—		$17.98	6/26/2025	—		—
	—		40,000	(5)	—		$18.26	8/21/2025	—		—
	—		—		—		—	—	13,333	(28)	134,663
Marc Beer	115,000	(7)	—		—		$17.64	6/1/2021	—		—
	120,000	(8)	—		—		$15.95	1/23/2022	—		—
	75,703	(9)	—		—		$17.30	2/1/2022	—		—
	69,266	(10)	—		—		$39.02	4/1/2023	—		—
	35,798	(11)	—		—		$47.11	4/1/2024	—		—
	32,288	(12)	—		—		$26.00	4/1/2025	—		—
Gregory Perry	—		200,000	(13)	—		$19.58	8/3/2025	—		—
	—		40,000	(14)	—		$19.52	8/4/2025	—		—
David Aubuchon	—		20,000	(12)	—		$26.00	4/1/2025	—		—
	—		30,000	(15)	—		$19.18	6/1/2025	—		—
Mark Fitzpatrick	154,817	(16)	—		—		$17.64	6/1/2021	—		—
	65,000	(8)	—		—		$15.95	1/23/2022	—		—
	14,896	(10)	—		—		$39.02	4/1/2023	—		—
	5,833	(11)	—		—		$47.11	4/1/2024	—		—
Mark Sumeray	87,167	(17)	25,833	(17)	—		$13.01	11/1/2021	—		—
	65,000	(8)	—		—		$15.95	1/23/2022	—		—
	—		—		20,000	(17)	$27.24	1/2/2023	—		—
	30,000	(18)	—		—		$27.83	2/1/2023	—		—
	18,333	(10)	6,813	(10)	—		$39.02	4/1/2023	—		—
	—		—		21,875	(19)	$39.02	4/1/2023	—		—
	—		—		20,000	(20)	$54.25	3/3/2024	—		—
	8,333	(11)	11,667	(11)	—		$47.11	4/1/2024	—		—
	—		40,000	(12)	—		$26.00	4/1/2025	—		—
	—		40,000	(14)	—		$19.52	8/4/2025	—		—
	—		—		—		—	—	10,000	(6)	101,000
Mary Weger	73,438	(21)	1,562	(21)	—		$16.28	1/3/2022	—		—
	45,000	(8)	—		—		$15.95	1/23/2022	—		—
	30,833	(22)	9,167	(22)	—		$22.35	11/1/2022	—		—
	25,000	(18)	—		—		$27.83	2/1/2023	—		—
	13,333	(10)	6,667	(10)	—		$39.02	4/1/2023	—		—
	—		—		15,000	(20)	$54.25	3/3/2024	—		—
	5,417	(11)	7,583	(11)	—		$47.11	4/1/2024	—		—
	10,833	(23)	29,167	(23)	—		$20.93	11/3/2024	—		—
	—		27,000	(12)	—		$26.00	4/1/2025	—		—
	—		40,000	(14)	—		$19.52	8/4/2025	—		—
	—		—		—		—	—	7,000	(6)	70,700
Martha Carter	83,000	(24)	—		—		$14.84	3/1/2021	—		—
	—		—		44,000	(25)	$14.84	3/1/2021	—		—
	30,000	(26)	—		—		$13.01	11/1/2021	—		—
	65,000	(8)	—		—		$15.95	1/23/2022	—		—
	25,000	(18)	—		—		$27.83	2/1/2023	—		—
	13,333	(10)	6,667	(10)	—		$39.02	4/1/2023	—		—
	—		—		15,000	(20)	$54.25	3/3/2024	—		—
	5,417	(11)	7,583	(11)	—		$47.11	4/1/2024	—		—
	—		27,000	(12)	—		$26.00	4/1/2025	—		—
	—		13,000	(27)	—		$23.61	5/1/2025	—		—
	—		40,000	(14)	—		$19.52	8/4/2015	—		—
	—		—		—		—	—	7,000	(6)	70,700
	—		—		—		—	—	3,000	(6)	30,300

(1)
Based on the closing price of a share of our common stock on December 31, 2015 ($10.10).

(2)
Represents an option to purchase 24,652 shares of common stock granted to Mr. Smith on January 3, 2012 in connection with the services he performed as a member of our Board of Directors that vests in equal annual installments over three years commencing on the first anniversary of the grant date. 8,217 of these options were exercised in 2013.

(3)
Represents an option to purchase 12,854 shares of common stock granted to Mr. Smith on June 5, 2012 in connection with the services he performed as a member of our Board of Directors that vests in equal annual installments over three years commencing on the first anniversary of the grant date. 4,285 of these options were exercised in 2013.

(4)
Represents an option to purchase shares of common stock granted to Mr. Smith in connection with the services he performed as a member of our Board of Directors that vests in its entirety on the one year anniversary of the grant date.

(5)
Represents an option to purchase 40,000 shares of common stock granted to Mr. Smith in connection with his commencement of employment as our interim Chief Executive Officer, that vested in its entirety on January 27, 2016.

(6)
Represents a grant of restricted stock units, of which 33.34% of such units vest on the first anniversary of the grant date, 33.33% of such units on the second anniversary of the grant date, and 33.33% of such units on the third anniversary of the grant date.

(7)
Represents an option to purchase 115,000 shares of common stock granted on June 1, 2011, which vests in equal monthly installments over four years commencing one month following the grant date.

(8)
Represents an LTIP award granted in 2012 that vested in its entirety upon the achievement of specified performance goals on December 31, 2014.

(9)
Represents an option to purchase 85,000 shares of common stock granted on February 1, 2012 that vests in equal monthly installments over four years commencing one month following the grant date. Pursuant to Mr. Beer's separation agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited.

(10)
Represents an option to purchase shares of common stock granted on April 1, 2013 that vests in equal monthly installments over four years commencing one month following the grant date. Pursuant to Mr. Beer's separation agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited. Any unvested portion of these stock options granted to Dr. Sumeray, Ms. Weger, Mr. Fitzpatrick and Mr. Aubuchon were forfeited in connection with their respective terminations.

(11)
Represents an option to purchase shares of common stock granted on April 1, 2014, of which 25% vests on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments over the next three years. Pursuant to Mr. Beer's separation agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited. Any unvested portion of these stock options granted to Dr. Sumeray, Ms. Weger and Mr. Fitzpatrick were forfeited in connection with their respective terminations.

(12)
Represents an option to purchase shares of common stock granted on April 1, 2015, of which 25% vests on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments over the next three years. Pursuant to Mr. Beer's separation agreement and as set forth in his employment agreement, 25% of his outstanding equity awards vested as of the date he terminated employment; the remainder of his equity awards were forfeited. These stock options granted to Dr. Sumeray and Mr. Weger and the unvested portion of the option granted to Mr. Aubuchon were forfeited in connection with their respective terminations.

(13)
Represents an option to purchase 200,000 shares of common stock granted to Mr. Perry in connection with the commencement of his employment, of which 25% vests on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments over the next three years.

(14)
Represents options to purchase shares of common stock, granted on August 4, 2015 in connection with the Company's retention efforts, of which 25% vests on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments over the next three years. Dr. Sumeray and Ms. Weger forfeited these options in connection with their terminations of employment.

(15)
Represents an option to purchase shares of common stock granted on June 1, 2015, of which 25% vests on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments over the next three years.

(16)
Represents an option to purchase 220,000 shares of common stock granted on June 1, 2011, of which 132,000 options vest in equal monthly installments over four years, and 88,000 options vest in equal monthly installments over four years commencing on December 21, 2012, the date of marketing approval for JUXTAPID by the U.S. Food and Drug Administration ("FDA"). 10,000 of these options were exercised in 2014, and 20,350 of these options were exercised in 2013.

(17)
Represents an option to purchase 180,000 shares of common stock granted on November 1, 2011, which vests as follows: 100,000 options vest 1/24 on the grant date with the remainder vesting in equal monthly installments over a 46-month period commencing one month following the grant date; 30,000 options vest in equal monthly installments over a four-year period that commenced on December 21, 2012, the date of marketing approval for JUXTAPID by the FDA; 20,000 options vest in equal monthly installments over a four-year period that commenced on July 31, 2013, the date of marketing approval for lomitapide by the European Medicines Agency; 20,000 options were to vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of familial chylomicromenia, or FC; and 10,000 options vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric patients. On January 2, 2013, subject to Dr. Sumeray's forfeiture of the option granted to him for the purchase of 20,000 shares to commence vesting upon the date of marketing approval of lomitapide for the treatment of FC, Dr. Sumeray was granted an option to purchase 20,000 shares of common stock that vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients. 7,000 of these options were exercised in 2014 and 40,000 of these options were exercised in 2013. Any unvested portion of these stock options granted to Dr. Sumeray were forfeited in connection with his termination in January 2016.

(18)
Represents an LTIP award granted in 2013 that, had it not been cancelled in April 2016 upon the Compensation Committee's determination that the award would not vest because the performance conditions were not satisfied, would have vested as to the number of shares of stock underlying the option award, if any, that corresponded to the Company's level of achievement against specified performance goals, as generally described above in the CD&A section of this proxy statement.

(19)
Represents an option to purchase 21,875 shares of common stock granted on April 1, 2013 that vests in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.

(20)
Represents an LTIP award granted in 2014 that will vest as to the number of shares of stock underlying the option award, if any, that correspond to the Company's level of achievement against specified performance goals, as generally described above in the CD&A section of this proxy statement.

(21)
Represents an option to purchase 75,000 shares of common stock granted on January 3, 2012 that vests in equal monthly installments over four years.

(22)
Represents an option to purchase 40,000 shares of common stock granted on November 1, 2012 that vests in equal monthly installments over four years. Any unvested portion of these stock options granted to Ms. Weger were forfeited in connection with her termination in January 2016.

(23)
Represents an option grant to purchase 40,000 shares of common stock granted on November 3, 2014, of which 25% vests upon the first anniversary of the grant date and the remaining 75% vests in equal monthly installments over the next three years. Any unvested portion of these stock options granted to Ms. Weger were forfeited in connection with her termination in January 2016.

(24)
Represents an option to purchase 88,000 shares of common stock granted on March 1, 2011 that vests in equal monthly installments over four years. 5,000 of these options were exercised in 2013.

(25)
Represents an option to purchase 44,000 shares of common stock granted on March 1, 2011 that vests in equal monthly installments over four years.

(26)
Represents an option to purchase 30,000 shares of common stock granted on November 1, 2011 that vests in equal monthly installments over four years.

(27)
Represents an option to purchase 13,000 shares of common stock granted on May 1, 2015, of which 25% vests on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments over the next three years.

(28)
Represents a grant of restricted stock units for 13,333 shares of common stock to Mr. Smith in connection with his appointment as interim Chief Executive Officer, which vests as to 16.67% on each of the following dates—January 27, 2016; July 27, 2016; January 27, 2017; July 27, 2017; January 27, 2018; and August 21, 2018.

Options Exercised and Stock Vested

        The following table provides information regarding the exercise of options and vesting of restricted stock units with respect to our named executive officers during 2015.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise(1)		Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Sandford D. Smith	—		—		—	—
Marc Beer	754,983	(3)	$8,130,438	(3)	8,250	$144,375
Gregory Perry	—		—		—	—
David Aubuchon	—		—		—	—
Mark Fitzpatrick	—		—		—	—
Mark Sumeray	—		—		—	—
Mary Weger	—		—		—	—
Martha Carter	—		—		—	—

(1)
Value realized on exercising is computed by multiplying the aggregate number of shares by the amount by which the closing price of our common stock on the exercise date exceeded the option's exercise price.

(2)
Value realized on vesting is computed by multiplying the number of shares or units that vested by the per-share closing price of our common stock on the vesting date.

(3)
This number includes 22,110 shares that, due to a Company error, Mr. Beer acquired in 2015 upon the exercise of an option in excess of the number of shares underlying such option. The Company is in the process of rectifying the mistake.

Potential Payments Upon Termination or Change-in-Control

        The table below reflects, as applicable, cash severance, retention bonus, option acceleration, continuation of health benefits, and accrued vacation benefits payable to our named executive officers (1) in connection with the termination of his or her employment relationship by the Company without cause (as defined in his or her employment agreement) or resignation by the executive for good reason (as defined in his or her employment agreement), and (2) in connection with a termination by the Company without cause or a resignation by the executive for good reason following a "sale event" or a "change in control," as applicable, in each case assuming that such triggering event took place on December 31, 2015 and based on the closing price of our common stock on such date, $10.10, to the extent applicable. For Mr. Beer, whose employment with the Company terminated effective July 26, 2015, and for Dr. Sumeray and Ms. Weger, whose employment with the Company terminated effective January 28, 2016, the table below reflects the actual cash severance, retention bonus, and continuation of health benefits received by the relevant executive. As described above in the CD&A, Mr. Fitzpatrick resigned on June 5, 2015, and Mr. Aubuchon resigned on April 15, 2016. Neither was entitled to any severance or other benefits in connection with such termination of employment.

        Pursuant to the employment agreements with Mr. Perry and Ms. Carter, if we terminate his or her employment without cause (as defined in his or her employment agreement) or he or she resigns from employment for good reason (as defined in his or her employment agreement), he or she is entitled to receive the following:

  •
  12 months' base salary continuation;

  •
  continuation of health and dental benefits until the earlier of 12 months after the employment termination date and the date he or she becomes re-employed and eligible for health and/or dental insurance; and

  •
  to the extent not yet paid at the time of his or her termination of employment, payment of any outstanding retention bonus at the end of the severance term.

        In addition, pursuant to Ms. Carter's employment agreement, if the date of her termination of employment occurs between January 1 and March 15, she will be eligible to receive her earned target bonus for the prior year, if any, and, if the date of termination occurs after a milestone bonus has been earned (as described above in the "Narrative Disclosure for the Summary Compensation Table and Grants of Plan Based Awards Table"), but not yet paid, Ms. Carter will be eligible to receive such milestone bonus.

        The payments and benefits described above are conditioned upon the execution of a general release of claims in a form acceptable to the Company and compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

        If, within 18 months of a sale event (as defined in the 2010 Option Plan), Mr. Perry or Ms. Carter's employment is terminated without cause or he or she terminates her employment for good reason, in addition to the severance benefits described above, he or she will be entitled to receive 100% acceleration of any unvested equity incentive awards.

        As described above in the CD&A, Mr. Smith resigned from his position as interim Chief Executive Officer of the Company effective January 31, 2016. Mr. Smith remains a member of our Board of Directors. In connection with his resignation, Mr. Smith did not receive any severance pay or other benefits. The restricted stock units granted to him in connection with his appointment as interim Chief Executive Officer will continue to vest based on his service on our Board of Directors in accordance with the terms of his award. If Mr. Smith's employment had been terminated without cause (as defined in his employment agreement), he would have been entitled to receive the following, pursuant to the terms of his employment agreement: (a) if the date of termination occurred before the six-month anniversary of his employment commencement date, continued payment of his base salary through the six-month anniversary of his employment commencement date, (b) a pro-rata portion of the annual cash bonus he would have earned if he had continued employment through the end of the fiscal year in which such termination occurred (and, if such termination of employment occurred within six months following his employment commencement date, determined as if his employment terminated on the six-month anniversary of his employment commencement date, reduced by the amount of any earned but unpaid bonus from the prior fiscal year), and (c) $165,000 on the six-month anniversary of such termination date, less the amount of any gross income derived by Mr. Smith from consulting fees earned during such six-month period. The payments and benefits described above would have been conditioned upon the execution of a general release of claims in a form acceptable to the Company and compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants. The Company is not obligated to pay Mr. Smith the retirement health benefit described in his employment agreement past his resignation.

        In connection with Mr. Beer's termination of employment, Mr. Beer received (a) 12 months' base salary continuation, reduced by any compensation that he receives from another employer within 12 months of his separation, (b) payment of the employer portion of COBRA continuation coverage of medical and dental benefits until the earlier of 12 months after the date on which his employment terminated and the date he becomes re-employed with substantially comparable benefits, and (c) accelerated vesting of 25% of any equity incentive awards that were unvested as of the date of termination. The period of time in which he was able to exercise his vested stock options was extended from 90 days following employment termination to six months following termination. These payments and benefits are conditioned upon Mr. Beer's compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

        In connection with Dr. Sumeray's and Ms. Weger's terminations of employment, each is entitled to receive (a) 12 months' base salary continuation, (b) payment of the employer portion of COBRA continuation coverage of medical and dental benefits for the earlier of the date that is 12 months after the date on which his or her employment terminated and the date on which he or she becomes re-employed and eligible for health and/or dental insurance, and (c) for Ms. Weger, payment of the August 2015 retention bonus at the end of the severance term. These payments and benefits are conditioned upon compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants. Following his termination of employment, Dr. Sumeray entered into a separation agreement with the Company, the terms of which are described under

"Termination of Employment of Dr. Sumeray, Former Chief Medical Officer, and Ms. Weger, Former Chief Performance Officer" in the CD&A above.

Name	Benefit	Termination Without Cause	Resignation for Good Reason	Termination Without Cause In Connection with Sale Event or Change in Control	Resignation for Good Reason in Connection with Sale Event or Change in Control
Sandford D. Smith	Cash Severance(1)	$52,917		$52,917
	Bonus(2)	$325,054		$325,054
Marc Beer	Cash Severance(3)	$635,000
	Option Acceleration(4)	$44,492
	Stock Acceleration(5)	$144,375
	Health Benefits(6)	$19,394
	Accrued Vacation Pay(7)	$30,724
Gregory Perry	Cash Severance(8)	$390,000	$390,000	$390,000	$390,000
	Option Acceleration(9)	—	—	—	—
	Health Benefits(10)	$19,473	$19,473	$19,473	$19,473
	Retention Bonus(11)	$200,000	$200,000	$200,000	$200,000
	Accrued Vacation Pay(12)	—	—	—	—
David Aubuchon	Cash Severance	—
	Option Acceleration	—
	Health Benefits	—
	Accrued Vacation Pay(7)	$7,065
Mark Fitzpatrick	Cash Severance(13)	—
	Option Acceleration(13)	—
	Health Benefits(13)	—
	Accrued Vacation Pay(7)	$4,845
Mark Sumeray	Cash Severance(8)	$405,000
	Option Acceleration(9)	—
	Health Benefits(10)	$19,267
	Accrued Vacation Pay(7)	$3,240
	Bonus(14)	$200,000
Mary Weger	Cash Severance(8)	$345,000
	Option Acceleration(9)	—
	Health Benefits(10)	$13,355
	Retention Bonus(11)	$200,000
	Accrued Vacation Pay(7)	$2,760
Martha Carter	Cash Severance(8)	$340,000	$340,000	$340,000	$340,000
	Option Acceleration(9)	—	—	—	—
	Stock Acceleration(15)	—	—	$101,000	$101,000
	Health Benefits(10)	$13,355	$13,355	$13,355	$13,355
	Retention Bonus(11)	$200,000	$200,000	$200,000	$200,000
	Accrued Vacation Pay(12)	—	—	—	—

(1)
Represents 1 month continuation of Mr. Smith's base salary in effect at December 31, 2015.

(2)
Represents $165,000 that would have been due to Mr. Smith on the 6 month anniversary of the date of his termination of employment, had he been terminated without cause, and $160,054 of estimated pro-rata bonus had he been terminated without cause.

(3)
Represents Mr. Beer's actual severance of 12 months of salary continuation in accordance with his separation agreement.

(4)
Represents the incremental fair value associated with the acceleration of 25% of the unvested portion of Mr. Beer's equity awards as of July 26, 2015, which unvested portion vested upon his termination of employment in accordance with his separation agreement. The period of time in which Mr. Beer was able to exercise his vested stock options was extended from 90 days following employment termination to six months.

(5)
Represents the value realized on vesting of 25% of the unvested portion of Mr. Beer's restricted stock units as of July 26, 2015.

(6)
Represents Mr. Beer's actual benefits in accordance with his separation agreement.

(7)
Represents the accrued vacation balance that was paid out on the respective separation dates for such executives.

(8)
Represents 12 months continuation of such executive's base salary as in effect at December 31, 2015.

(9)
The in-the-money value of 100% of the unvested portion of the executives' equity awards as of December 31, 2015 is calculated by multiplying the number of shares subject to 100% acceleration by the amount by which $10.10, the closing price of our common stock on December 31, 2015, exceeds the exercise price of the applicable equity award. Given that the closing price of the Company's common stock on December 31, 2015 was lower than the exercise price of the executives' awards, all equity awards were out-of-the-money at December 31, 2015.

(10)
Represents 12 months continuation of the executive's health insurance benefits.

(11)
Represents the retention cash bonus amount awarded in August 2015 that would be included in the executives' severance benefits upon termination of employment by the Company without cause. Ms. Weger will receive this amount at the end of her severance term.

(12)
Represents the monetary value of the executive's accrued but unused vacation as of December 31, 2015.

(13)
Mr. Fitzpatrick resigned and, as a result, he was not eligible for severance or benefits upon termination.

(14)
As set forth in his separation agreement and as described above, Dr. Sumeray is eligible for bonuses totaling up to $200,000 if he satisfactorily performs and completes certain consulting services described in the CD&A above. Dr. Sumeray was paid $150,000 of the total bonus amount in March 2016 in connection with his performance of the Consulting Services.

(15)
Represents the value realized on vesting 100% of the unvested portion of Ms. Carter's restricted stock units as of December 31, 2015.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons holding more than 10% of our common stock to file initial reports of beneficial ownership and changes in beneficial ownership of our securities. Based solely on information provided to us by our directors and executive officers, we believe that, during 2015, all such parties timely filed all reports they were required to file under Section 16(a), other than a report related to a grant of options and restricted stock units to Martha Carter on May 1, 2015 which was filed on May 7, 2015 due to an inadvertent delay by the Company.

EQUITY COMPENSATION PLANS

        The following table provides information as of December 31, 2015 relating to our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity plans approved by security holders(1)	5,414,354	(2)	$25.06	(3)	1,490,992	(4)
Equity plans not approved by security holders(5)	1,435,745		$34.51		1,229,053

Total	6,850,099		$26.69		2,720,045

(1)
Consists of the 2010 Option Plan and the 2006 Option Plan. We stopped making awards under the 2006 Option Plan as of the approval of the 2010 Option Plan in October 2010.

(2)
Consists of stock options covering 4,798,923 shares of common stock and 615,431 of restricted stock units.

(3)
The weighted-average exercise price includes all outstanding stock options, but does not include restricted stock units, which do not have an exercise price.

(4)
Consists of shares available under the 2010 Option Plan and the 2006 Option Plan. The shares reserved for issuance under the 2010 Option Plan are automatically increased by 4% as of January 1 of each year.

(5)
Consists of our Inducement Award Stock Option Plan, or the Inducement Plan, used exclusively for the grant of options to new employees. In October 2013, the Board of Directors approved an amendment to the Inducement Plan to reserve an additional 1,000,000 shares of common stock to be used, by December 31, 2014, exclusively for the grant of options to new employees other than the Section 16 officers. In January 2015, the Board of Directors approved an amendment to the Inducement Plan to reserve an additional 750,000 shares of common stock to be used, by December 31, 2015, exclusively for the grant of options to new employees other than Section 16 officers. The Board also approved the use in 2015 of shares remaining under the 2014 inducement stock option pool for such purpose. In September 2015, the Board of Directors approved an amendment to the Inducement Plan to make officers subject to the reporting obligations of Section 16 of the Exchange Act eligible for equity grants under the plan. In January 2016, the Board of Directors approved the use in 2016 of shares remaining under the 2015 inducement stock option pool for such purpose. All of the information in this row relates to stock option awards, the only type of equity awards that we can issue under the Inducement Plan.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since January 1, 2015, we have not engaged in any "related person" transactions with our directors, executive officers or holders of 5% or more of our voting securities, affiliates or any member of the immediate family of the foregoing persons.

Policies for Approval of Related Person Transactions

        Our Board of Directors reviews and approves any transaction between the Company and any director, officer or holder of 5% or more of our voting securities, or their respective affiliates, each, a related person. We have adopted a written related person transaction approval policy that governs the review of related person transactions. Pursuant to this policy, if we want to enter into a transaction with a related person, our general counsel will review the proposed transaction to determine, based on applicable NASDAQ Rules and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. We may not enter into a related person transaction unless our general counsel has either specifically confirmed in writing that no further reviews are necessary or that all requisite corporate approvals have been obtained.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our Board of Directors has voted to nominate David I. Scheer, Donald K. Stern and Mary Szela for election as Class III directors at the Annual Meeting, each to serve for a term of three years until the 2019 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

        Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of David I. Scheer, Donald K. Stern and Mary Szela as Class III directors. In the event that any of the nominees becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

        A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.

        Our Board of Directors recommends a vote "FOR" the election of each of David I. Scheer, Donald K. Stern and Mary Szela as a Class III director, and proxies solicited by the Company will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

 PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee has directed the Company to submit the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016 for ratification by the stockholders at the Annual Meeting. Neither our by-laws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during 2016 if it determines that such a change would be in the best interests of the Company and its stockholders.

        A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions of stockholders.

        Ratification of the selection of Ernst & Young LLP requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote "For" this Proposal No. 2. An abstention vote will have the same effect as a vote "Against" this Proposal No. 2. Discretionary votes by banks, brokers and other nominees on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

        Our Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

Report of the Audit Committee

        The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit and our financial statements. The Audit Committee has also reviewed the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence. The Audit Committee has reviewed with Ernst & Young LLP its independence from the Company.

        Based on the Audit Committee's review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee unanimously recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

By the Audit Committee of the Board of Directors of Aegerion Pharmaceuticals, Inc.

Anne VanLent, Chair of the Audit Committee
Sol J. Barer, Ph.D.
Donald K. Stern
Paul Thomas

This report shall not constitute "soliciting material," shall not be deemed "filed" with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Fees and Services of Ernst & Young LLP

        The following sets forth fees billed for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2015 and December 31, 2014:

Fee Category	Year Ended December 31, 2015	Year Ended December 31, 2014
Audit Fees	$3,319,440	$740,000
Audit-Related Fees	—	371,000
Tax Fees	389,650	474,909

Total Fees	$3,709,090	$1,585,909

        The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Service, or the Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services to be performed by the independent registered accounting firm may be pre-approved. Unless a type of service has been pre-approved pursuant to the Pre-Approval Policy, it must be separately pre-approved by the Audit Committee or the Chair of the Audit Committee before it may be provided by the independent registered accounting firm. Pursuant to the Pre-Approval Policy, certain audit services, audit-related services, tax services and other services have been pre-approved by the Audit Committee. Below is a brief summary of each category of services and the types of services that the Audit Committee has pre-approved in such category.

        Audit services are services necessary for the audit of our annual financial statements and the review of our quarterly financial statements and services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements. The significant increase in audit fees between 2014 and 2015 is due in part to accounting consultation services related to the MYALEPT acquisition, DOJ investigation and other non-recurring transactions that were incurred as part of the audit.

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent auditor.

        Tax services are professional services rendered for tax compliance, tax advice and tax planning. Services include tax services related to U.S. federal, state and local tax planning and advice and compliance, international tax planning and compliance, review of federal, state, local and international income, franchise and other tax reports and licensing or purchase of income tax preparation software from the independent registered accounting firm, provided the functionality is limited to preparation of tax returns.

        Other services are services other than audit, audit-related or tax services that are routine and recurring services that would not impair the independence of the auditor.

        All of the services performed by the independent registered accounting firm that were performed in our fiscal years ended December 31, 2015 and December 31, 2014 were pre-approved by the Audit Committee.

 STOCKHOLDER PROPOSALS

        In order to be considered for inclusion in the Company's proxy materials for the 2017 Annual Meeting of Stockholders, or the 2017 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, stockholders' proposals must be received by us at our principal executive offices at One Main Street, Suite 800, Cambridge, Massachusetts 02142 no later than December 31, 2016. Proposals received after that date will not be considered for inclusion in the Company's proxy materials for the 2017 Annual Meeting.

        Stockholders who intend to present a proposal or nominate a director at the 2017 Annual Meeting without inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance written notice of such proposal to us, at the address listed in the following paragraph, not earlier than February 28, 2017 and not later than March 30, 2017; provided, however, that in the event that the date of the 2017 Annual Meeting of Stockholders is more than thirty (30) days before or more than sixty (60) days after the anniversary date of this year's annual meeting of stockholders, or if no annual meeting of stockholders is held for 2016, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of the 2017 Annual Meeting and the tenth (10th) day following the day on which public announcement of the date of the 2017 Annual Meeting is first made.

        All stockholder proposals should be delivered to the attention of our Secretary, c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142. We suggest that proposing stockholders submit his or her proposals by certified mail, return receipt requested. We advise you to review our Amended and Restated By-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If a proposal is received on a timely basis and properly comes before the meeting, management may still exercise discretionary voting authority on the proposal in connection with proxies solicited by the Company for the meeting under circumstances consistent with the proxy rules of the SEC.

HOUSEHOLDING OF MEETING MATERIALS

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, beneficial owners of our common stock who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notice for all beneficial owners of our common stock having that address. This procedure will reduce our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact the Investor Relations Department at One Main Street, Suite 800, Cambridge, Massachusetts 02142, or contact Investor Relations by phone at (617) 500-7867 or by email at investorrelations@aegerion.com. We will respond promptly to such requests.

        For those beneficial owners who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those beneficial owners notifies us, in the same manner described above, that they wish to receive a printed copy for each beneficial owner at that address.

 GENERAL

        Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Benjamin J. Harshbarger Acting General Counsel and Secretary Aegerion Pharmaceuticals, Inc.

QuickLinks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD OF DIRECTORS
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Executive Compensation Tables Summary Compensation
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 1—ELECTION OF DIRECTORS
PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
HOUSEHOLDING OF MEETING MATERIALS
GENERAL